As filed with the Securities and Exchange Commission on January 9, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZW DATA ACTION TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Nevada	20-4672080
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Room 1811, Xinghuo Keji Plaza, No. 2 Fufeng Road, Fengtai District
Beijing, China 100070

(86) 10 6084 6616
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Handong Cheng
Chief Executive Officer
Room 1811, Xinghuo Keji Plaza, No. 2 Fufeng Road, Fengtai District
Beijing, China 100070
(86) 10 6084 6616
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence S. Venick, Esq.
Loeb & Loeb LLP Beijing Representative Office
Suite 4301, Tower C, Beijing Yintai Center
2 Jianguomenwai Dajie, Chaoyang District
Beijing, People’s Republic of Chine
Phone: (86) 10 5954 3688
Facsimile: (86) 10 5954 3501

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 9, 2024

PROSPECTUS

ZW DATA ACTION TECHNOLOGIES INC.
$75,000,000
Common Stock
Preferred Stock
Warrants
Units

We may, from time to time in one or more offerings, offer and sell up to $75,000,000 in the aggregate of common stock, preferred stock, warrants to purchase common stock or preferred stock, or any combination of the foregoing, either individually or as units comprised of one or more of the other securities.

This prospectus provides a general description of the securities we may offer. We will provide the specific terms of the securities offered in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may add, update or change information contained in this prospectus. You should read carefully this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated or deemed to be incorporated by reference, before you invest in any of our securities. This prospectus may not be used to offer or sell any securities unless accompanied by the applicable prospectus supplement.

Our common stock is traded on The Nasdaq Capital Market under the symbol “CNET.” On January 5, 2024, the last reported sale price for our common stock was $0.84 per share. As of that date, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $5,026,434 based on 7,204,506 shares of our outstanding common stock, of which approximately 5,983,850 shares were held by non-affiliates. Pursuant to General Instruction I.B.6. of Form S-3, in no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of the aggregate market value of our common stock in any 12-month period so long as the aggregate market value of our outstanding common stock held by non-affiliates remains below $75,000,000. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.6 of Form S-3.

We may sell these securities directly to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Investing in our securities involves a high degree of risks. Please carefully consider the “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K incorporated by reference in this prospectus, the “Risk Factors” beginning on page 24 of this prospectus, and in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase these securities and consider the following:

ZW Data Action Technologies Inc. (“CNET”) is a Nevada holding company with operations primarily conducted by our subsidiaries in China and through contractual arrangements with Business Opportunity Online (Beijing) Network Technology Co., Ltd. (“Business Opportunity Online”) and Beijing CNET Online Advertising Co., Ltd. (“Beijing CNET Online”), each a People’s Republic of China (“PRC”) company the variable interest entities, based in China. CNET operates its business in China through its wholly-owned PRC subsidiaries, namely Rise King Century Technology Development (Beijing) Co. Ltd., a wholly foreign-owned enterprise (“WFOE”) established in the PRC (“Rise King WFOE”), and Rise King WFOE’s wholly-owned PRC subsidiaries, ChinaNet Online (Guangdong) Holdings Co., Ltd., a PRC company (“CNET Guangdong”) and ChinaNet Online Holdings Co., Ltd. (“CNET Sub”), a PRC company (together with Rise King WFOE and CNET Guangdong, the “PRC Subsidiaries”), and Business Opportunity Online and Beijing CNET Online, which we refer to as the VIEs or PRC Operating Entities in this prospectus, and relies on contractual arrangements (the “VIE Agreements”) that establish the VIE structure among Rise King WFOE, the VIEs and VIE’s shareholders to operate our business in China.

CNET is a Nevada holding company with no operations of its own. Operations in China are primarily conducted through Business Opportunity Online and Beijing CNET Online, the consolidated VIEs. Business Opportunity Online and Beijing CNET Online are consolidated for accounting purposes but are not the entity in which you own equity.

Our common stock offered in this prospectus are shares of our Nevada holding company. As a holding company with no material operations of our own, we conduct our operations primarily through the VIEs established in the PRC. We do not have any equity ownership of the VIEs; instead, we control and receive the economic benefits of the VIEs’ business operations through the VIE Agreements, and we consolidate the VIEs for accounting purposes only because we met the conditions under the U.S. GAAP to consolidate the VIEs. The VIE Agreements are used to provide contractual exposure to foreign investment in China-based companies where Chinese law prohibits or restricts direct foreign investment in the Chinese operating companies. Pursuant to the VIE Agreements, the VIEs pay service fees, which shall be determined by Rise King WFOE according to the following factors: the complexity and difficulty of the services, seniority of and time consumed by the employees, specific contents, scope and value of the services, market price of the same type of services, and operation conditions of the VIEs, to Rise King WFOE, while Rise King WFOE has the power to direct the activities of the VIEs that can significantly impact the VIEs’ economic performance and has the right to receive substantially all of the economic benefits of the VIEs. Such contractual arrangements are designed so that the operations of the VIEs are solely for the benefit of Rise King WFOE and ultimately, CNET. As such, under the U.S. GAAP, CNET is deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIEs for accounting purposes and must consolidate the VIEs.

As a result of the restrictions or prohibitions on foreign ownership of companies that engage in value-added telecommunication services, we conduct our business in China primarily through a series of VIE Agreements among Rise King WFOE, the VIEs and the VIEs’ shareholders. Substantially all of the VIEs’ operations are conducted in China in the value-added telecommunication services industry, over which the Chinese government exercises significant oversight and discretion. Due to PRC legal restrictions on foreign ownership in the value-added telecommunication services, CNET is unable to own any equity interest in the consolidated VIEs. The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where PRC laws restrict or prohibit direct foreign investment in certain aspects of the value-added telecommunication services industry in which the VIEs operate. The securities offered in this prospectus are securities of CNET. As a result, you are not directly investing in and may never hold equity interests in the VIEs in China. The VIE structure involves unique risks to investors. The VIE Agreements have not been tested in a court of law and may not be effective in providing control over the VIEs as would direct equity ownership. We are subject to risks due to the uncertainty of the interpretation and application of the laws and regulations of the PRC regarding the consolidated VIEs and the VIE structure, including, but not limited to, regulatory review of overseas listing of PRC companies through a special purpose vehicle and the validity and enforcement of the contractual arrangements with the consolidated VIEs. We are also subject to the risk that the Chinese regulatory authorities could disallow the VIE structure, which could result in a material change in the operations of us, the consolidated VIEs and the value of CNET’s securities could decline or become worthless. For a description of our corporate structure and the contractual arrangements, see pages from 2 to 5 of this prospectus. See also a detailed discussion of the risks facing CNET and the offering as a result of the VIE structure beginning on page 2 of this prospectus.

We have evaluated the guidance in FASB ASC 810 and determined that Rise King WFOE is the primary beneficiary of each of the VIEs that is party to the relevant VIE Agreements for accounting purposes, because, pursuant to the VIE Agreements, shareholders of the VIEs lack the right to receive any expected residual returns from the VIEs, shareholders of the VIEs lack the ability to make decisions about the activities of the VIEs that have a significant effect on their operation and substantially all of the VIEs’ businesses are conducted on behalf of CNET or its subsidiaries. Such contractual arrangements are designed so that the operations of the VIEs are solely for the benefit of Rise King WFOE and, ultimately, CNET. CNET has indirect ownership in 100% of the equity in Rise King WFOE. Accordingly, under U.S. GAAP, we treat the VIEs as consolidated affiliated entities and have consolidated their financial results in our financial statements. As used in this prospectus, “we,” “CNET,” “us,” “our company,” “the Company” or “our” refers to ZW Data Action Technologies Inc., a Nevada company, its subsidiaries, and, in the context of describing its operations and consolidated financial information, its consolidated affiliated entities in China, including, but not limited to, Business Opportunity Online and Beijing CNET Online.

We are also subject to legal and operational risks associated with being based in and having the majority of the Company’s operations in China. These risks may result in a material change in our operations, or a complete hindrance of our ability to offer or continue to offer our securities to investors, and could cause the value of such securities to significantly decline or become worthless. Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. We do not believe that these regulatory actions or statements impact our ability to conduct our business, accept foreign investments, or list on a U.S. or other foreign exchange. But because these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies in China will respond to them, or what existing or new laws or regulations will be modified or promulgated, if any, or the potential impact such modified or new laws and regulations will have on the consolidated VIEs’ daily business operations or CNET’s ability to accept foreign investments and remain listed on Nasdaq.

The Public Company Accounting Oversight Board (the “PCAOB”) had historically been unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections over our auditor deprived our investors of the benefits of such inspections. Our former auditor, the independent registered public accounting firm that issued the audit report in our SEC filings, and our current auditor, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our former and current auditors are located in Hong Kong Special Administrative Region of the PRC (“Hong Kong”), China, a jurisdiction where the PCAOB was unable to conduct inspections and investigations before 2022. As a result, we and investors in our securities were deprived of the benefits of such PCAOB inspections. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in China mainland and Hong Kong in 2022. However, the inability of the PCAOB to conduct inspections of auditors in Hong Kong in the past made it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China mainland and Hong Kong that have been subject to the PCAOB inspections, which could cause investors and potential investors in our securities to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Moreover, our common stock may be delisted and prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, as amended by the Accelerating Holding Foreign Companies Accountable Act, if the PCAOB is unable to inspect or investigate completely auditors located in China mainland and Hong Kong. The delisting of our common stock or the threat of their being delisted could cause the value of our common stock to significantly decline or be worthless, and thus you could lose all or substantial portion of your investment. On December 18, 2020, the HFCAA was signed into law that states if the SEC determines that issuers have filed audit reports issued by a registered public accounting firm that has not been subject to PCAOB inspection for three consecutive years beginning in 2021, the SEC shall prohibit its common stock from being traded on a national securities exchange or in the over-the-counter trading market in the U.S. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, to prohibit securities of any registrant from being listed on any of the U.S. securities exchanges or traded over-the-counter if the auditor of the registrant’s financial statements is not subject to PCAOB inspection for two consecutive years, instead of three consecutive years as enacted in the HFCAA. On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements of the HFCAA, pursuant to which the SEC will identify an issuer as a “Commission-Identified Issuer” if the issuer has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely, and will then impose a trading prohibition on an issuer after it is identified as a Commission-Identified Issuer for three consecutive years. On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act was signed into law. On December 16, 2021, the PCAOB issued a HFCAA Determination Report (the “2021 PCAOB Determinations”) to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in China mainland and Hong Kong because of positions taken by the Chinese authorities, and our former auditor was subject to this determination. On May 13, 2022, the SEC conclusively identified us as a Commission-Identified Issuer under the HFCAA following the filing of our annual report on Form 10-K for the fiscal year ended December 31, 2021. On August 26, 2022, the PCAOB signed a Statement of Protocol on agreement governing on inspections of audit firms based in mainland China and Hong Kong, with China Securities Regulatory Commission (“CSRC”) and Ministry of Finance (“MOF”) of the PRC, in regarding to governing inspections and investigations of audit firms headquartered in mainland China and Hong Kong (the “Protocol Agreement”). As stated in the Protocol Agreement, the Chinese authorities committed that the PCAOB has direct access to view complete audit work papers under its inspections or investigations and has sole discretion to the selected audit firms and audit engagements. The Protocol Agreement opens access for the PCAOB to inspect and investigate the registered public accounting firms in mainland China and Hong Kong completely. The PCAOB then thoroughly tested compliance with every aspect of the Protocol Agreement necessary to determine complete access. This included sending a team of PCAOB staff to conduct on-site inspections and investigations in Hong Kong over a nine-week period from September to November 2022. On December 15, 2022, the PCAOB issued its 2022 HFCAA Determination Report to notify the SEC of its determination that the PCAOB was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in China mainland and Hong Kong completely in 2022. The PCAOB Board vacated its 2021 PCAOB Determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in China mainland and Hong Kong. For this reason, we do not expect to be identified as a Commission-Identified Issuer following the filing of our annual report for the fiscal year ended December 31, 2022. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in China mainland and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in China mainland and Hong Kong moving forward and is already making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB does not have to wait another year to reassess its determinations. Should the PRC authorities obstruct the PCAOB’s access to inspect or investigate completely in any way and at any point, the PCAOB will act immediately to consider the need to issue new determinations consistent with the HFCAA. We cannot assure you that our auditor will not be determined as a register public accounting firm that the PCAOB is unable to inspect or investigate completely for two consecutive years because of positions taken by the Chinese authorities and/or any other causes in the future. If the PCAOB in the future again determines that it is unable to inspect and investigate completely auditors in China mainland and Hong Kong, we may be identified as a Commission-Identified Issuer accordingly. If this happens, Nasdaq may determine to delist our common stock, and there is no certainty that we will be able to continue listing our common stock on other non-U.S. stock exchanges or that an active market for our common stock will immediately develop outside of the U.S. The prohibiting from trading in the United States or delisting of our common stock or the threat of their being delisted could cause the value of our common stock to significantly decline or be worthless, and thus you could lose all or substantial portion of your investment.

CNET transfers cash to CNET Online Technology Co. Limited, its wholly-owned Hong Kong subsidiary, by making capital contributions or providing loans, and CNET Online Technology Co. Limited transfers cash to CNET’s subsidiaries in China by making capital contributions or providing loans to them. Because CNET and its subsidiaries control our VIEs through contractual arrangements, they are not able to make direct capital contribution to our VIEs and their subsidiaries. However, they may transfer cash to our VIEs by loans or by making payment to the VIEs for inter-group transactions. For the year ended December 31, 2022, CNET did not transfer any cash to its operating subsidiaries. One of CNET’s subsidiaries paid US$0.48 million operating expenses in cash on behalf of CNET to the service providers, as a repayment of shareholder loans provided by CNET to this subsidiary in previous years. For the year ended December 31, 2022, our operating subsidiaries transferred US$0.34 million in cash to the consolidated VIEs in form of loans. Our consolidated VIEs may transfer cash to Rise King WFOE by paying service fees according to the VIE Agreements. For the years ended December 31, 2022, our VIEs did not paid any service fees to Rise King WFOE under the VIE Agreements. For the years ended December 31, 2022, no dividends or distributions were made to CNET by our subsidiaries.

Under PRC laws and regulations, our PRC subsidiaries and VIEs are subject to certain restrictions with respect to paying dividends or otherwise transferring any of their net assets to us. Remittance of dividends by a wholly foreign-owned enterprise out of China is also subject to examination by the banks designated by the State Administration of Foreign Exchange, or the SAFE. The total restricted net assets of our PRC Subsidiaries and VIEs were approximately US$13.31 million as of December 31, 2022. Furthermore, cash transfers from our PRC Subsidiaries to entities outside of China are subject to PRC government control of currency conversion. Shortages in the availability of foreign currency may temporarily delay the ability of our PRC Subsidiaries and consolidated VIEs to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. In addition, under the Enterprise Income Tax Law of the PRC, which became effective on January 1, 2008 and its implementation rules, dividends paid to us by our PRC Subsidiaries are subject to withholding tax. The withholding tax on dividends may be exempted or reduced by the PRC State Council. Currently, the withholding tax rate is 10% unless reduced or exempted by treaty between the PRC and the tax residence of the holder of the PRC Subsidiaries. Furthermore, if our PRC Subsidiaries, consolidated VIEs and their subsidiaries in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. In addition, the PRC tax authorities may require our PRC Subsidiaries, consolidated VIEs and their subsidiaries to adjust their taxable income under the contractual arrangements we currently have in place in a manner that would restrict our subsidiaries’ ability to pay dividends and make other distributions to us. For the years ended December 31, 2022, no assets other than cash were transferred through our organization. CNET has not declared or paid any cash dividends, nor does it have any present plan to pay any cash dividends on its common stock in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. For a more detailed discussion of the cash transfers as well as limitations on the transfer of cash please see “Distributions and Other Transfers of Cash through our Organization,” on page 14 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2024.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	2
SUMMARY OF RISKS	21
THE OFFERING	23
RISK FACTORS	24
NOTE REGARDING FORWARD-LOOKING STATEMENTS	39
USE OF PROCEEDS	40
RATIO OF EARNINGS TO FIXED CHARGES	40
DILUTION	40
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK	40
DESCRIPTION OF UNITS	44
PLAN OF DISTRIBUTION	45
LEGAL MATTERS	47
EXPERTS	47
INFORMATION INCORPORATED BY REFERENCE	47
WHERE YOU CAN FIND MORE INFORMATION	49

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell common stock, preferred stock or warrants to purchase common stock or preferred stock, or any combination of the foregoing, either individually or as units comprised of one or more of the other securities, in one or more offerings up to a total dollar amount of $75,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement or any related free writing prospectus, you should rely on the information in the prospectus supplement or the related free writing prospectus; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date – for example, a document filed after the date of this prospectus and incorporated by reference into this prospectus or any prospectus supplement or any related free writing prospectus – the statement in the document having the later date modifies or supersedes the earlier statement.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement, or any related free writing prospectus that we may authorize to be provided to you. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference (as our business, financial condition, results of operations and prospects may have changed since that date), even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered or securities are sold on a later date.

As permitted by SEC rules and regulations, the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at its website or at its offices described below under “Where You Can Find More Information.”

Unless the context otherwise requires, all references in this prospectus to “we,” “CNET,” “us,” “our company,” “the Company,” “our” or similar words refer to ZW Data Action Technologies Inc., together with our subsidiaries, and, in the context of the describing the operations and consolidated financial information, ZW Data Action Technologies Inc., our subsidiaries, and the consolidated VIEs and their subsidiaries. “China” and the “PRC” refer to the People’s Republic of China.

PROSPECTUS SUMMARY

The following summary may not contain all the information that may be important to you in making an investment in our securities. This prospectus incorporates important business and financial information about us that is not included in, or delivered with, this prospectus. Before making an investment, you should read the entire prospectus carefully. You should also carefully read the risks of investing discussed under “Risk Factors” and the financial statements included in our other filings with the SEC. This information is incorporated by reference into this prospectus, and you can obtain it from the SEC as described below under the headings “Where You Can Find Additional Information About Us” and “Incorporation of Certain Documents by Reference.”

Our Business

General

We were incorporated in the State of Texas in April 2006 and re-domiciled to become a Nevada corporation in October 2006. On June 26, 2009, we consummated a share exchange transaction with China Net Online Media Group Limited (“China Net BVI”) (the “Share Exchange”). As a result of the Share Exchange, China Net BVI became a wholly owned subsidiary of ours and we are now a holding company, which, through certain contractual arrangements with operating companies in the People’s Republic of China (the “PRC”), is primarily engaged in providing Internet advertising, precision marketing, blockchain-based SaaS services and e-commerce online to offline (“O2O”) advertising and marketing and the related data and technical services to SMEs in the PRC.

We are not an operating company in China, but a Nevada holding company with no equity ownership in the VIEs. We conduct our operations in China primarily through our PRC subsidiaries, the VIEs, with which we have entered into contractual arrangements, and their subsidiaries in China.

We are a “smaller reporting company,” as defined under SEC Regulation S-K. As such, we also are exempt from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and also are subject to less extensive disclosure requirements regarding executive compensation in our periodic reports and proxy statements. We will continue to be deemed a smaller reporting company until our public float exceeds $75 million on the last day of our second fiscal quarter in the preceding fiscal year.

Our Corporate Structure and Contractual Arrangements

Our direct wholly owned subsidiary, China Net BVI, was incorporated in the British Virgin Islands on August 13, 2007. On April 11, 2008, China Net BVI became the parent holding company of a group of companies comprised of CNET Online Technology Co. Limited, a Hong Kong company (“China Net HK”), which established, and is the parent company of, Rise King Century Technology Development (Beijing) Co., Ltd., a wholly foreign-owned enterprise (“WFOE”) established in the PRC (“Rise King WFOE”). In October 2008, Rise King WFOE acquired control over Business Opportunity Online (Beijing) Network Technology Co., Ltd. (“Business Opportunity Online”) and Beijing CNET Online Advertising Co., Ltd. (“Beijing CNET Online”) (collectively the “PRC Operating Entities” or the “VIEs”) by entering into a series of contracts (the “Contractual Agreements” or the “VIE Agreements”), which enabled Rise King WFOE to operate the business and manage the affairs of the PRC Operating Entities. Rise King WFOE is our indirect wholly-owned subsidiary that is a registered wholly foreign owned enterprise in the PRC. Business Opportunity Online and Beijing CNET Online are based in Beijing, PRC and owned by two Chinese citizens, including Mr. Handong Cheng, our chairman, chief executive officer and acting chief financial officer, who holds a 55% equity interest in both Business Opportunity Online and Beijing CNET Online.

The diagram below illustrates our corporate structure and contractual arrangements with respect to each of our subsidiaries and consolidated VIE and the place of incorporation of each named entity as of December 31, 2022.

2

Investors in an offering of our securities under this prospectus will purchase their equity interests directly in CNET, the Nevada entity. As a result, you are not directly investing in and may never hold equity interests in any of the consolidated VIEs and their subsidiaries in China.

Our subsidiaries and the VIEs in which our operations are conducted include:

•	Rise King WFOE is a PRC entity that is 100% indirectly owned by CNET. Rise King WFOE has entered into VIE agreements with the VIEs identified below.

Each of the following entities, which are PRC companies that are consolidated with CNET:

1.	Business Opportunity Online is a PRC entity that entered into VIE Agreements with Rise King WFOE; Business Opportunity Online is one of the VIEs.

2.	Beijing CNET Online is a PRC entity that entered into VIE Agreements with Rise King WFOE; Beijing CNET Online is one of the VIEs.

VIEs’ subsidiaries in China are set forth below:

1.	Beijing Chuang Fu Tian Xia Network Technology Co., Ltd., a PRC company (“Beijing Chuang Fu Tian Xia”);

2.	Business Opportunity Online (Hubei) Network Technology Co., Ltd., a PRC company (“Business Opportunity Online Hubei”);

3.	Beijing Chuang Shi Xin Qi Advertising Media Co., Ltd., a PRC company (“Beijing Chuang Shi Xin Qi”);

4.	Beijing Hong Da Shi Xing Network Technology Co., Ltd., a PRC company (“Beijing Hong Da Shi Xing”); and

5.	ChinaNet Online (Guangdong) Technology Co., Ltd., a PRC company (“ChinaNet Online Guangdong Technology”).

•	ChinaNet Online Holdings Co., Ltd. (“CNET Sub”) is a PRC entity that is 100% indirectly owned by CNET.

•	ChinaNet Online (Guangdong) Holdings Co., Ltd. (“CNET Guangdong”) is a PRC entity that is 100% indirectly owned by CNET.

VIE Contractual Arrangements

As a result of the restrictions on direct investments by foreign enterprises in certain aspects of value-added telecommunication services industry in China, we conduct our value-added telecommunication services in China primarily through a series of VIE Agreements among Rise King WFOE, the VIEs and the VIEs’ shareholders. Substantially all of the VIEs’ operations are conducted in China in the value-added telecommunication services industry, over which the Chinese government exercises significant oversight and discretion. Due to PRC legal restrictions on foreign ownership in the certain aspects of value-added telecommunication services industry in China, CNET is unable to own any equity interest in the consolidated VIEs. Pursuant to the VIE Agreements, the VIE pays service fees to Rise King WFOE, while Rise King WFOE has the power to direct the activities of the VIEs that can significantly impact the VIEs’ economic performance and has the right to receive substantially all of the economic benefits of the VIEs. Such contractual arrangements are designed so that the operations of the VIEs are solely for the benefit of Rise King WFOE and ultimately, CNET. The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where PRC laws restrict direct foreign investment in certain aspects of the value-added telecommunication services industry in which the VIEs operate. The securities offered in this prospectus are securities of CNET. As a result, you are not directly investing in and may never hold equity interests in the VIEs in China. The VIE structure involves unique risks to investors. The VIE Agreements have not been tested in a court of law and may not be effective in providing control over the VIE as would direct equity ownership. We are subject to risks due to the uncertainty of the interpretation and application of the laws and regulations of the PRC regarding the consolidated VIEs and the VIE structure, including, but not limited to, regulatory review of overseas listing of PRC companies through a special purpose vehicle and the validity and enforcement of the contractual arrangements with the consolidated VIEs. We are also subject to the risk that the Chinese regulatory authorities could disallow the VIE structure, which could result in a material change in the operations of us, the consolidated VIEs and the value of CNET’s securities could decline or become worthless. For a description of our corporate structure and the contractual arrangements, see pages from 2 to 5 of this prospectus. See also a detailed discussion of the risks facing CNET and the offering as a result of the VIE structure beginning on page 24 of this prospectus.

3

The VIE Agreements that are in place consist of:

Exclusive Business Cooperation Agreements:

Pursuant to the Exclusive Business Cooperation Agreements entered into by and between Rise King WFOE and each of the PRC Operating Entities, Rise King WFOE has the exclusive right provide to the PRC Operating Entities complete technical support, business support and related consulting services during the term of these agreements, which includes but is not limited to technical services, business consultations, equipment or property leasing, marketing consultancy, system integration, product research and development, and system maintenance. In exchange for such services, each PRC Operating Entity has agreed to pay a service fee consisting of a management fee and a fee for services provided, to Rise King WFOE, which shall be determined by Rise King WFOE according to the following factors: the complexity and difficulty of the services, seniority of and time consumed by the employees, specific contents, scope and value of the services, market price of the same type of services, and operation conditions of the PRC Operating Entities. Each agreement shall remain effective unless terminated in accordance with the provisions thereof or terminated in writing by Rise King WFOE.

Exclusive Option Agreements:

Under the Exclusive Option Agreements entered into by and among Rise King WFOE, each owner of the VIEs, or the PRC Shareholders, irrevocably granted to Rise King WFOE, or its designated person, an exclusive option to purchase, to the extent permitted by PRC law, a portion or all of their respective equity interest in any PRC Operating Entities for a purchase price of RMB10, or a purchase price to be adjusted to be in compliance with applicable PRC laws and regulations. Rise King WFOE, or its designated person, has the sole discretion to decide when to exercise the option, whether in part or in full. Each of these agreements shall become effective upon execution and remain effective until all equity interests held by the relevant PRC Shareholder(s) in the PRC Operating Entities have been transferred or assigned to Rise King WFOE and/or any other person designated by Rise King WFOE.

Equity Pledge Agreements:

Under the Equity Pledge Agreements entered into by and among Rise King WFOE, the PRC Operating Entities and each of the PRC Shareholders, the PRC Shareholders pledged all of their equity interests in the PRC Operating Entities to guarantee the PRC Operating Entities’ and the PRC Shareholders’ performance of the relevant obligations under the Exclusive Business Cooperation Agreements and other Contractual Agreements. If the PRC Operating Entities or any of the PRC Shareholders breaches its/his/her respective contractual obligations under these agreements, or upon the occurrence of one of the events regarded as an event of default under each such agreement, Rise King WFOE, as pledgee, will be entitled to certain rights, including the right to dispose of the pledged equity interests. The PRC Shareholders of the PRC Operating Entities agreed not to dispose of the pledged equity interests or take any actions that would prejudice Rise King WFOE’s interest, and to notify Rise King WFOE of any events or upon receipt of any notices which may affect Rise King WFOE’s interest in the pledge. Each of the equity pledge agreements will be valid until all the obligations under the Exclusive Business Cooperation Agreements and other Contractual Agreements have been fulfilled, including the service fee payments related to the Exclusive Business Cooperation Agreement are paid in full.

4

Irrevocable Powers of Attorney:

The PRC Shareholders have each executed an irrevocable power of attorney to appoint Rise King WFOE as their exclusive attorneys-in-fact to vote on their behalf on all PRC Operating Entities matters requiring shareholder approval. The term of each power of attorney is valid so long as such shareholder is a shareholder of the respective PRC Operating Entity.

As a result of these Contractual Agreements, we through our wholly-owned subsidiary, Rise King WFOE, were granted with unconstrained decision making rights and power over key strategic and operational functions that would significantly impact the PRC Operating Entities or the VIEs’ economic performance, which includes, but is not limited to, the development and execution of the overall business strategy; important and material decision making; decision making for merger and acquisition targets and execution of merger and acquisition plans; business partnership strategy development and execution; government liaison; operation management and review; and human resources recruitment and compensation and incentive strategy development and execution. Rise King WFOE also provides comprehensive services to the VIEs for their daily operations, such as operational technical support, office administration technical support, accounting support, general administration support and technical support for products and services. As a result of the Exclusive Business Cooperation Agreements, the Equity Pledge Agreements and the Exclusive Option Agreements, Rise King WFOE has the obligation to absorb the losses and the right to receive benefits of the VIEs that could potentially be significant to the VIEs. Rise King WFOE is deemed to be the primary beneficiary of the PRC Operating Entities, or the VIEs, for accounting purposes only, which serves the purpose of consolidating the VIEs’ operating results in the preparation of our consolidated financial statements under the U.S. GAAP.

CNET has relied, and expects to continue to rely on the VIE Agreements with the consolidated VIEs and their subsidiaries to operate its business in China. The VIE Agreements may not be as effective in providing operational control as direct equity ownership, or other direct investment in, the VIEs. If CNET had direct ownership of the VIEs and their subsidiaries, CNET would be able to exercise rights as a shareholder to effect changes in the board of directors of the VIEs and its subsidiaries, which could affect changes, subject to any applicable fiduciary duties, at the management level. As a legal matter, if the consolidated VIEs or any of their shareholders fails to perform its or his or her respective obligations under the VIE Agreements, we may have to incur substantial costs and expend significant resources to enforce such arrangements. We may also rely on legal remedies under PRC, including seeking specific performance or injunctive relief, and claiming damages, but these remedies may not be effective. For example, if the shareholders of the consolidated VIEs were to refuse to transfer their equity interest in such VIEs to us or our designee when we exercise the call option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal action to compel them to fulfill their contractual obligations. In addition, we may not be able to renew these contracts with the consolidated VIE and/or its shareholders. If the consolidated VIE or its shareholders fail to perform the obligations secured by the pledges under the share pledge agreements, one of the remedies for default is to require the pledgors to sell the equity interests of VIEs in an auction or sale of the shares and remit the proceeds to Rise King WFOE, net of all related taxes and expenses. Such an auction or sale of the shares may not result in our receipt of the full value of the equity interests or the business of the consolidated VIEs. In addition, these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC may not be as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system and jurisdictional limits could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to be the primary beneficiary of the consolidated VIEs for consolidation purpose under U.S. GAAP, and our ability to consolidate the VIEs would be materially adversely affected, which would have a material adverse effect on our financial condition and results of operations.

If the PRC government deems that the VIE Agreements do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. Based on our understanding of the current PRC laws, we believe that (i) the ownership structure of the consolidated VIEs and their subsidiaries will not result in any violation of PRC laws currently in effect; and (ii) the VIE Agreements are valid, binding and enforceable, and will not result in any violation of PRC laws currently in effect. However, there are substantial uncertainties regarding the interpretation and application of current PRC laws, and there can be no assurance that the PRC government will ultimately take the view that is consistent with our belief above. Although we believe that our corporate structure and VIE Agreements comply with the current applicable PRC laws and regulations, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations concerning foreign investment in the PRC, and their application to and effect on the legality, binding effect and enforceability of the contractual arrangements. In particular, we cannot rule out the possibility that PRC regulatory authorities, courts or arbitral tribunals may in the future adopt a different or contrary interpretation or take a view that is inconsistent with our belief above. There can be no assurance that the PRC government authorities, or other authorities that regulate value-added telecommunication services industry, would agree that our corporate structure or any of the above VIE Agreements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations. As of the date of this prospectus, the VIE Agreements have not been reviewed in a court of law.

5

Permissions Required from the PRC Authorities for Our Operations and Listing

As a result of the restrictions on direct investments by foreign enterprises in certain aspects of the value-added telecommunication services industry, we conduct our business in China primarily through a series of VIE Agreements among Rise King WFOE, the consolidated VIEs and the VIEs’ shareholders. Based on our understanding of the current PRC laws, as of the date of this prospectus, we believe that none of us, our PRC Subsidiaries, the consolidated VIEs and their subsidiaries is required to obtain any permissions or approvals from any PRC regulatory authorities, including the Cyberspace Administration of China (the “CAC”) or the China Securities Regulatory Commission (the “CSRC”), regarding the VIE arrangements between Rise King WFOE, the VIEs and the shareholders of VIEs, listing in the U.S. and issuing our securities to foreign investors. To date, we, Rise King WFOE and the consolidated VIEs have not received any disapprovals or denies from any PRC regulatory authorities regarding the VIE arrangements among Rise King WFOE, the VIEs and the shareholders of VIEs, listing in the U.S. or issuing our securities to foreign investors. If our ownership structure and contractual arrangements are later found to be in violation of any existing or future PRC laws or regulations, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations or failures. For more detailed information, see “Risk Factors—All aspects of our business are subject to extensive regulation in China, we, the consolidated VIEs and their subsidiaries may not be in full compliance with these regulations and the ability of us, the consolidated VIEs and their subsidiaries to conduct business is highly dependent on the compliance with this regulatory framework. If the PRC government finds that the VIE Agreements that establish the structure for operating business of us, the consolidated VIEs and their subsidiaries do not comply with applicable PRC laws and regulations, we, the consolidated VIEs and their subsidiaries could be subject to severe penalties and our securities may decline in value or become worthless.” If we and the consolidated VIEs have inadvertently concluded that any permissions or approvals are not required, any action taken by the PRC government could significantly limit or completely hinder our operations in PRC and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless, and we, Rise King WFOE and the consolidated VIEs may need to adjust the ownership structure, contractual arrangements and business operations, which may materially and adversely affect the business and results of operation.

Our operations in China are governed by PRC laws and regulations. As of the date of this prospectus, we, our PRC Subsidiaries and the consolidated VIEs and their subsidiaries, as PRC domestic entities, have obtained the requisite licenses and certificates from the PRC government authorities that are material for the business operations of our PRC Subsidiaries and the consolidated VIEs and their subsidiaries in China. Given the uncertainties of interpretation and implementation of relevant laws and regulations and the enforcement practice by relevant government authorities, the consolidated VIEs and their subsidiaries may be required to obtain additional licenses, permits, filings or approvals for their business in the future. If the consolidated VIEs and their subsidiaries fail to receive or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations or failures. For more detailed information, see “Risk Factors—All aspects of our business are subject to extensive regulation in China, we, the consolidated VIEs and their subsidiaries may not be in full compliance with these regulations and the ability of us, the consolidated VIEs and their subsidiaries to conduct business is highly dependent on the compliance with this regulatory framework. If the PRC government finds that the VIE Agreements that establish the structure for operating business of us, the consolidated VIEs and their subsidiaries do not comply with applicable PRC laws and regulations, we, the consolidated VIEs and their subsidiaries could be subject to severe penalties and our securities may decline in value or become worthless.” If the applicable laws, regulations, or interpretations change, the consolidated VIEs and their subsidiaries may be required to obtain additional licenses, permits, filings or approvals for their business and services in the future and may not be able to maintain the growth rate, and their business may be materially and adversely affected as a result. If we and the consolidated VIEs have inadvertently concluded that any permissions or approvals are not required, any action taken by the PRC government could significantly limit or completely hinder our operations in PRC and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless, and we, Rise King WFOE, the consolidated VIEs may need to adjust the business operations, which may materially and adversely affect the business and results of operation.

6

According to the Trial Measures for Administration of Overseas Securities Offerings and Listings by Domestic Companies (the “Trial Measures”) and five supporting guidelines, which was released by CSRC on February 17, 2023 and became effect on March 31, 2023, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC. On December 24, 2021, the CSRC published the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) (the “Draft Provisions”), and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) (the “Draft Measures”, collectively with the Draft Provisions, the “Draft Rules”) for public comments. The Draft Rules lay out specific filing requirements for overseas listing and offering by PRC domestic companies and include unified regulation management and strengthening regulatory coordination.

The Trial Measures supersede the Draft Rules and clarified and emphasized several aspects, which include but are not limited to: (1) comprehensive determination of the “indirect overseas offering and listing by PRC domestic companies” in compliance with the principle of “substance over form” and particularly, an issuer will be required to go through the filing procedures under the Trial Measures if the following criteria are met at the same time: a) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by PRC domestic companies, and b) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China; (2) exemptions from immediate filing requirements for issuers that a) have already been listed or registered but not yet listed in foreign securities markets, including U.S. markets, prior to the effective date of the Trial Measures, and b) are not required to re-perform the regulatory procedures with the relevant overseas regulatory authority or the overseas stock exchange, and c) whose such overseas securities offering or listing shall be completed before September 30, 2023, provided however that such issuers shall carry out filing procedures as required if they conduct refinancing or are involved in other circumstances that require filing with the CSRC; (3) a negative list (the “Trial Measures Negative List”) of types of issuers banned from listing or offering overseas, including but not limited to (a) issuers whose listing or offering overseas have been recognized by the State Council of the PRC as possible threats to national security, (b) issuers whose affiliates have been recently convicted of bribery and corruption, (c) issuers under ongoing criminal investigations, and (d) issuers under major disputes regarding equity ownership; (4) issuers’ compliance with web security, data security, and other national security laws and regulations; and (5) issuers’ filing and reporting obligations (the “Trial Measures Filing Obligations”), such as obligation to file with the CSRC after it submits an application for initial public offering to overseas regulators, and obligation after offering or listing overseas to report to the CSRC material events including change of control or voluntary or forced delisting of the issuer.

The Trial Measures provide the CSRC with power to warn, fine, and issue injunctions against PRC domestic companies, their controlling shareholders, and their advisors in listing or offering securities (collectively, the “Subject Entities”), as well as individuals directly responsible for these Subject Entities (the “Subject Individuals”). For failure to comply with the Trial Measures Negative List or the Trial Measures Filing Obligations, or materially false or misleading statements in the filing and reporting required by the Trial Measures: (1) PRC domestic companies, and their controlling shareholders if the controlling shareholders induced the PRC domestic companies’ failure to comply, severally, may face warnings, injunctions to comply, and fines between RMB 1 million and 10 million (approximately $145,647 and $1,456,473); the Subject Individuals in these entities may severally, face warnings and fines between RMB 0.5 million and 5 million (approximately $72,824 and $728,237); (2) advisors in listing or offering securities that failed to dutifully advise the PRC domestic companies and their controlling shareholders in complying with the Trial Measures and caused such failures to comply can face warnings and fines between RMB 0.5 million and 5 million (approximately $72,824 and $728,237); the Subject Individuals in these advisor entities may, severally, face warnings and fines between RMB 0.2 million and 2 million (approximately $29,129 and $291,295).

7

The Security Assessment Measures for Outbound Data Transfers which was released on May 19, 2022 at the 10th executive meeting of the Cybersecurity Administration of China in 2022, and has been implemented on September 1, 2022, stipulates that a data processor shall declare security assessment for its outbound data transfer to the Cyberspace Administration of China, or CAC, at the provincial level: (i) where a data processor provides critical data abroad;(ii) where a critical information infrastructure operator (“CIIO”) or a data processor processing the personal information of more than one million people provides personal information abroad; (iii) where a data processor has provided personal information of 100,000 people or sensitive personal information of 10,000 people in total abroad since January 1 of the previous year; and (iv) other circumstances prescribed by the CAC for which declaration for security assessment for outbound data transfers is required.

Based on our understanding of the current PRC laws, as of the date of this prospectus, we, as a listed company, believe that we, our PRC Subsidiaries, the consolidated VIEs and their subsidiaries are not required to fulfill filing procedures, obtain approvals or go through cybersecurity review from the CSRC and/or the CAC to continue to offer our securities or operate the business of the consolidated VIEs and their subsidiaries. In addition, as of the date of this prospectus, none of us, our PRC Subsidiaries, the consolidated VIEs and their subsidiaries have received any filing or compliance requirements from CSRC for the listing of CNET on Nasdaq and all of its overseas offerings; none of us, our PRC Subsidiaries, the consolidated VIEs and their subsidiaries have received any notice from any authorities identifying us as a CIIO or requiring us to go through cybersecurity review or network data security review by the CAC; nor have been required to obtain any approvals or permits from CAC.

On February 24, 2023, the CSRC, the Ministry of Finance, the National Administration of State Secrets Protection and the National Archives Administration jointly issued the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, or the Confidentiality and Archives Provisions, which took effective from March 31, 2023. The Confidentiality and Archives Provisions specify that during the overseas securities offering and listing activities of domestic companies, domestic companies and securities companies and securities service institutions that provide relevant securities business shall, by strictly abiding by the relevant laws and regulations of the PRC and this Confidentiality and Archives Provisions, institute a sound confidentiality and archives administration systems, take necessary measures to fulfill confidentiality and archives administration obligations, and shall not divulge any national secrets, work secrets of governmental agencies and harm national and public interests. Confidentiality and Archives Provisions provides that it is applicable to initial public offerings as well as other types of securities listing of PRC domestic enterprises, and any future issuance of securities and listing activities after the initial listing. Working papers generated in the PRC by securities companies and securities service providers that provide relevant securities services for overseas issuance and listing of securities by domestic companies shall be kept in the PRC. Confidentiality and Archives Provisions provide no explicit definition of working papers. In practice, the securities companies’ working papers usually refer to various important information and work records related to the securities business obtained and prepared by the securities companies and securities service providers and their representatives in the whole process of the securities businesses, such as due diligence work. Without the approval of relevant competent authorities, such as CSRC, Ministry of Finance (“MOF”), PRC National Administration of State Secrets Protection, and National Archives Administration of China, depending on the nature and transmission method of secrets, it shall not be transferred overseas. Where documents or materials need to be transferred outside of the PRC, it shall be subject to the approval procedures in accordance with relevant PRC regulations. The relevant competent authorities, such as, CSRC, MOF, PRC National Administration of State Secrets Protection, and National Archives Administration of China will regulate, supervise and inspect pursuant to their respective statutory mandates over matters of Confidentiality and Archives Administration concerning overseas offering and listing by domestic companies. As Confidentiality and Archives Administration is newly promulgated, there is substantial uncertainty regarding their interpretation and implementation.. If we fail to comply with related laws and regulation, we may be subject to fine, confiscation, blocking transmission of information or criminal offense. We have taken measures to adopt management systems for the compliance with the Confidentiality and Archives Provisions. We believe our continuing listing does not involve in national secrets, work secrets of governmental agencies and undermine national and public interests. There is no assurance that we will be able to meet all applicable regulatory requirements and guidelines, or comply with all applicable regulations at all times, or that we will not be subject to fines or other penalties in the future as a result of regulatory inspections.

8

Specifically, pursuant to the Trial Measures (as defined below), as for the PRC domestic companies that have directly or indirectly listed securities in overseas markets intend to conduct follow-on offerings in overseas markets, such companies are required to submit the filing with respect to the follow-on offering within three business days after completion of the follow-on offering Based on the foregoing, as the date of this prospectus, if we issue the securities to be listed overseas or make follow-on offering on the same overseas markets, we shall file with the CSRC within three working days of the completion of issuance or follow-on offering in the future, which makes us subject to additional filing requirements with the CSRC after the completion of an offering made pursuant to this prospectus. Any failure of us, our PRC Subsidiaries, the consolidated VIEs and their subsidiaries to fully comply with new regulatory requirements for any future offshore offering or listing or the offering made pursuant to this prospectus may significantly limit or completely hinder our ability to continue to offer our securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our consolidated financial condition and results of operations and cause our securities to significantly decline in value or become worthless. As the Trail Measures was newly promulgated, there remain substantial uncertainties about how the Trail Measures will be interpreted or implemented and how they will affect our operations and future overseas offerings. We cannot assure you that we will be able to complete such filing in a timely manner and fully comply with such regulations to maintain the listing status of our securities, or to conduct any securities offerings in the future. For more detailed information, see “Risk Factors—The CSRC has released the Trial Measures for Administration of Overseas Securities Offerings and Listings by Domestic Companies (the “Trial Measures”). While such rules came into effect on March 31, 2023, the Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to continue to offer our securities to investors and could cause the value of our securities to significantly decline or become worthless.”  and “Risk Factors—Recent greater oversight by the Cyberspace Administration of China, or the “CAC,” over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our the business of us, the consolidated VIEs and their subsidiaries and investing in our securities.”

VIE Financial Information

We conduct all of our business in China primarily through our PRC Subsidiaries and the consolidated VIEs, due to PRC legal restrictions of foreign ownership in certain aspects of value-added telecommunication services industry. Substantially all of CNET’s revenues, costs and net income in China are directly or indirectly generated through the consolidated VIEs.

The following tables presented the condensed consolidating schedules that depicted the financial position, cash flows and results of operations for our company, our consolidated subsidiaries, consolidated VIEs, and any eliminating adjustments as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, respectively. All amounts are presented in thousands of U.S. dollars. Please also see discussion on page 26 under the title of “Condensed Consolidating Schedules” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with Securities and Exchange Commission on April 17, 2023, which is incorporated by reference into this prospectus.

9

	As of December 31, 2022
	The Company	Consolidated Subsidiaries	Consolidated VIE	Elimination	Consolidation
	US$	US$	US$	US$	US$
Assets
Cash and cash equivalents	—	3,813	578	—	4,391
Accounts receivable, net	—	—	1,745	—	1,745
Prepayment and deposit to suppliers	66	2,825	2,020	(344)	4,567
Due from group companies	38,397	11,539	145	(50,081)	—
Other current assets	—	1,608	2	—	1,610
Long-term investments	—	1,431	165	—	1,596
Operating lease right-of-use assets	—	1,616	145	—	1,761
Property and equipment, net	—	136	113	—	249
Intangible assets, net	—	3,264	—	—	3,264
Long-term deposits and prepayments	—	69	—	—	69
Deferred tax assets, net	—	—	406	—	406
Total Assets	$38,463	$26,301	$5,319	$(50,425)	$19,658

Liabilities and Equity

Accounts payable	—	—	205	—	205
Advances from customers	—	224	859	(344)	739
Accrued payroll and other accruals	337	38	63	—	438
Taxes payable	—	646	2,602	—	3,248
Operating lease liabilities	—	202	145	—	347
Lease payment liabilities related to short-term leases	—	—	101	—	101
Due to group companies	242	34,542	15,297	(50,081)	—
Other current liabilities	75	53	309		437
Warrant liabilities	185	—	—	—	185
Operating lease liabilities-Non current	—	1,535	—	—	1,535
Long-term borrowing from a related party	—	126	—	—	126
Total Liabilities	839	37,366	19,581	(50,425)	7,361

Total stockholders’ equity	37,624	(11,065)	(14,262)	—	12,297

Total Liabilities and Equity	$38,463	$26,301	$5,319	$(50,425)	$19,658

10

	As of December 31, 2021
	The Company	Consolidated Subsidiaries	Consolidated VIE	Elimination	Consolidation
	US$	US$	US$	US$	US$
Assets
Cash and cash equivalents	—	6,992	181	—	7,173
Accounts receivable, net	—	643	2,796	—	3,439
Prepayment and deposit to suppliers	99	2,444	5,287	(271)	7,559
Due from related parties	—	—	90	—	90
Due from group companies	38,878	12,037	159	(51,074)	—
Other current assets	—	1,653	4	—	1,657
Long-term investments	—	1,784	496	—	2,280
Operating lease right-of-use assets	—	1,998	21	—	2,019
Property and equipment, net	—	207	168	—	375
Intangible assets, net	—	7,523	—	—	7,523
Long-term deposits and prepayments	—	75	—	—	75
Deferred tax assets, net	—	—	441	—	441
Total Assets	$38,977	$35,356	$9,643	$(51,345)	$32,631

Liabilities and Equity

Accounts payable	—	—	1,119	—	1,119
Advances from customers	—	132	1,384	(271)	1,245
Accrued payroll and other accruals	247	59	83	—	389
Taxes payable	—	685	2,849	—	3,534
Operating lease liabilities	—	193	9	—	202
Lease payment liabilities related to short-term leases	—	42	110	—	152
Due to group companies	242	35,037	15,795	(51,074)	—
Other current liabilities	75	23	43	—	141
Warrant liabilities	2,039	—	—	—	2,039
Operating lease liabilities-Non current	—	1,897	10	—	1,907
Long-term borrowing from a related party	—	137	—	—	137
Total Liabilities	2,603	38,205	21,402	(51,345)	10,865

Total stockholders’ equity	36,374	(2,849)	(11,759)	—	21,766

Total Liabilities and Equity	$38,977	$35,356	$9,643	$(51,345)	$32,631

	For the year ended December 31, 2022
	The Company	Consolidated Subsidiaries	Consolidated VIE	Elimination	Consolidation
	US$	US$	US$	US$	US$

Revenues	—	2,048	25,454	(1,267)	26,235
Cost of revenues	—	2,097	25,599	(1,267)	26,429
Total operating expenses	808	7,000	3,133	(16)	10,925
Loss from operations	(808)	(7,049)	(3,278)	16	(11,119)
Other income/(expenses)	1,854	(166)	(347)	(16)	1,325
Income/(loss) before income tax benefit and noncontrolling interests	1,046	(7,215)	(3,625)	—	(9,794)
Income tax benefit	—	—	3	—	3
Net income/(loss)	1,046	(7,215)	(3,622)	—	(9,791)
Net income attributable to noncontrolling interests	—	—	—	—	—
Net income/(loss) attributable to ZW Data Action Technologies Inc.	$1,046	$(7,215)	$(3,622)	—	$(9,791)

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	For the year ended December 31, 2021
	The Company	Consolidated Subsidiaries	Consolidated VIE	Elimination	Consolidation
	US$	US$	US$	US$	US$

Revenues	—	5,192	46,928	(4,792)	47,328
Cost of revenues	—	6,292	45,730	(4,792)	47,230
Total operating expenses	7,742	4,537	1,409	—	13,688
Loss from operations	(7,742)	(5,637)	(211)	—	(13,590)
Other income/(expenses)	11,305	(154)	(72)	—	11,079
Income/(loss) before income tax expense and noncontrolling interests	3,563	(5,791)	(283)	—	(2,511)
Income tax expense	—	(70)	(107)	—	(177)
Net Income/(loss)	3,563	(5,861)	(390)	—	(2,688)
Net income attributable to noncontrolling interests	—	(63)	(3)	—	(66)
Net income/(loss) attributable to ZW Data Action Technologies Inc.	$3,563	$(5,924)	$(393)	—	$(2,754)

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	For the year ended December 31, 2022
	The Company	Consolidated Subsidiaries	Consolidated VIE	Elimination	Consolidation
	US$	US$	US$	US$	US$

Net cash (used in)/provided by operating activities	(481)	(2,781)	73	—	(3,189)

Net cash provided by/(used in) investing activities	481	198	12	(139)	552

Net cash (used in)/provided by financing activities	—	(481)	342	139	—

Effect of exchange rate fluctuation	—	(115)	(30)	—	(145)

Net (decrease)/increase in cash and cash equivalents	—	(3,179)	397	—	(2,782)

Cash and cash equivalents, at beginning of the year	—	6,992	181	—	7,173
Cash and cash equivalents, at end of the year	$—	$3,813	$578	—	$4,391

	For the year ended December 31, 2021
	The Company	Consolidated Subsidiaries	Consolidated VIE	Elimination	Consolidation
	US$	US$	US$	US$	US$

Net cash (used in)/provided by operating activities	(786)	(4,347)	(3,705)	—	(8,838)

Net cash (used in)/provided by investing activities	(16,325)	(9,073)	(647)	20,578	(5,467)

Net cash provided by/(used in) financing activities	17,111	16,328	4,250	(20,578)	17,111

Effect of exchange rate fluctuation	—	64	6	—	70

Net increase/(decrease) in cash and cash equivalents	—	2,972	(96)	—	2,876

Cash and cash equivalents, at beginning of the year	—	4,020	277	—	4,297
Cash and cash equivalents, at end of the year	$—	$6,992	$181	$—	$7,173

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Distributions and Other Transfers of Cash through our Organization

As of the date of this prospectus, none of our PRC Subsidiaries and other subsidiaries has made any dividends or other distributions to CNET, and we have not declared or paid any dividends on our common stock. In the near future, we do not expect to receive dividends from our PRC Subsidiaries because the accumulated profits of these PRC Subsidiaries are expected to be used for their own business or expansions. If we are unable to extract the earnings and profits of the consolidated VIEs and their subsidiaries, it could have a material adverse effect on our liquidity and financial condition.

CNET transfers cash to CNET Online Technology Co. Limited, its wholly-owned Hong Kong subsidiary, by making capital contributions or providing loans, and CNET Online Technology Co. Limited transfers cash to CNET’s subsidiaries in China by making capital contributions or providing loans to them. Because CNET and its subsidiaries control our VIEs through contractual arrangements, they are not able to make direct capital contribution to our VIEs and their subsidiaries. However, they may transfer cash to our VIEs by loans or by making payment to the VIEs for inter-group transactions. For the year ended December 31, 2022, CNET did not transfer any cash to its operating subsidiaries. One of CNET’s subsidiaries paid US$0.48 million operating expenses in cash on behalf of CNET to the service providers, as a repayment of shareholder loans provided by CNET to this subsidiary in previous years. For the year ended December 31, 2022, our operating subsidiaries transferred US$0.34 million in cash to the consolidated VIEs in form of loans. Our consolidated VIEs may transfer cash to Rise King WFOE by paying service fees according to the VIE Agreements. For the years ended December 31, 2022 and 2021, our VIEs did not paid any service fees to Rise King WFOE under the VIE Agreements. For the years ended December 31, 2022, no dividends or distributions were made to CNET by our subsidiaries.

Under PRC laws and regulations, our PRC subsidiaries and VIEs are subject to certain restrictions with respect to paying dividends or otherwise transferring any of their net assets to us. Remittance of dividends by a wholly foreign-owned enterprise out of China is also subject to examination by the banks designated by the State Administration of Foreign Exchange, or the SAFE. The total restricted net assets of our PRC subsidiaries and VIEs were approximately US$13.31 million as of December 31, 2022.

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Furthermore, cash transfers from our PRC subsidiaries to entities outside of China are subject to PRC government control of currency conversion. Shortages in the availability of foreign currency may temporarily delay the ability of our PRC subsidiaries and VIEs to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. In addition, under the Enterprise Income Tax Law of the PRC, which became effective on January 1, 2008 and its implementation rules, dividends paid to us by our PRC Subsidiaries are subject to withholding tax. The withholding tax on dividends may be exempted or reduced by the PRC State Council. Currently, the withholding tax rate is 10% unless reduced or exempted by treaty between the PRC and the tax residence of the holder of the PRC Subsidiaries. Furthermore, if our PRC Subsidiaries, consolidated VIEs and their subsidiaries in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. In addition, the PRC tax authorities may require our PRC Subsidiaries, consolidated VIEs and their subsidiaries to adjust their taxable income under the contractual arrangements we currently have in place in a manner that would restrict our subsidiaries’ ability to pay dividends and make other distributions to us. For the year ended December 31, 2022, no assets other than cash were transferred through our organization. CNET has not declared or paid any cash dividends, nor does it have any present plan to pay any cash dividends on its common stock in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

In the future, cash proceeds raised from overseas financing activities, including the offering of securities by this prospectus and any related prospectus supplement, may be transferred by CNET to our subsidiaries or the consolidated VIEs and their subsidiaries via capital contribution or loans. Those amounts owed under the VIE agreements may be returned by our subsidiaries or consolidated VIEs and their subsidiaries through repayment of loans or payment of service fees according to Exclusive Business Cooperation Agreement, subject to satisfaction of applicable government registration and approval requirements. To the extent cash in the business is in the PRC or a PRC entity, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of us, our subsidiaries, or the consolidated VIEs and their subsidiaries by the PRC government to transfer cash.

The Holding Foreign Companies Accountable Act (“HFCAA”)

The Public Company Accounting Oversight Board (the “PCAOB”) had historically been unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections over our auditor deprived our investors of the benefits of such inspections. Our former auditor, the independent registered public accounting firm that issued the audit report in our SEC filings, and our current auditor, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our former and current auditors are located in Hong Kong Special Administrative Region of the PRC (“Hong Kong”), China, a jurisdiction where the PCAOB was unable to conduct inspections and investigations before 2022. As a result, we and investors in our securities were deprived of the benefits of such PCAOB inspections. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in China mainland and Hong Kong in 2022. However, the inability of the PCAOB to conduct inspections of auditors in Hong Kong in the past made it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China mainland and Hong Kong that have been subject to the PCAOB inspections, which could cause investors and potential investors in our securities to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

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Moreover, our common stock may be delisted and prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, as amended by the Accelerating Holding Foreign Companies Accountable Act, if the PCAOB is unable to inspect or investigate completely auditors located in China mainland and Hong Kong. The delisting of our common stock or the threat of their being delisted could cause the value of our common stock to significantly decline or be worthless, and thus you could lose all or substantial portion of your investment. On December 18, 2020, the HFCAA was signed into law that states if the SEC determines that issuers have filed audit reports issued by a registered public accounting firm that has not been subject to PCAOB inspection for three consecutive years beginning in 2021, the SEC shall prohibit its common stock from being traded on a national securities exchange or in the over-the-counter trading market in the U.S. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, to prohibit securities of any registrant from being listed on any of the U.S. securities exchanges or traded over-the-counter if the auditor of the registrant’s financial statements is not subject to PCAOB inspection for two consecutive years, instead of three consecutive years as enacted in the HFCAA. On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements of the HFCAA, pursuant to which the SEC will identify an issuer as a “Commission-Identified Issuer” if the issuer has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely, and will then impose a trading prohibition on an issuer after it is identified as a Commission-Identified Issuer for three consecutive years. On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act was signed into law. On December 16, 2021, the PCAOB issued a HFCAA Determination Report (the “2021 PCAOB Determinations”) to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in China mainland and Hong Kong because of positions taken by the Chinese authorities, and our former auditor was subject to this determination. On May 13, 2022, the SEC conclusively identified us as a Commission-Identified Issuer under the HFCAA following the filing of our annual report on Form 10-K for the fiscal year ended December 31, 2021. On August 26, 2022, the PCAOB signed a Statement of Protocol on agreement governing on inspections of audit firms based in mainland China and Hong Kong, with China Securities Regulatory Commission (“CSRC”) and Ministry of Finance (“MOF”) of the PRC, in regarding to governing inspections and investigations of audit firms headquartered in mainland China and Hong Kong (the “Protocol Agreement”). As stated in the Protocol Agreement, the Chinese authorities committed that the PCAOB has direct access to view complete audit work papers under its inspections or investigations and has sole discretion to the selected audit firms and audit engagements. The Protocol Agreement opens access for the PCAOB to inspect and investigate the registered public accounting firms in mainland China and Hong Kong completely. The PCAOB then thoroughly tested compliance with every aspect of the Protocol Agreement necessary to determine complete access. This included sending a team of PCAOB staff to conduct on-site inspections and investigations in Hong Kong over a nine-week period from September to November 2022. On December 15, 2022, the PCAOB issued its 2022 HFCAA Determination Report to notify the SEC of its determination that the PCAOB was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in China mainland and Hong Kong completely in 2022. The PCAOB Board vacated its 2021 PCAOB Determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in China mainland and Hong Kong. For this reason, we do not expect to be identified as a Commission-Identified Issuer following the filing of our annual report for the fiscal year ended December 31, 2022. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in China mainland and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in China mainland and Hong Kong moving forward and is already making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB does not have to wait another year to reassess its determinations. Should the PRC authorities obstruct the PCAOB’s access to inspect or investigate completely in any way and at any point, the PCAOB will act immediately to consider the need to issue new determinations consistent with the HFCAA. We cannot assure you that our auditor will not be determined as a register public accounting firm that the PCAOB is unable to inspect or investigate completely for two consecutive years because of positions taken by the Chinese authorities and/or any other causes in the future. If the PCAOB in the future again determines that it is unable to inspect and investigate completely auditors in China mainland and Hong Kong, we may be identified as a Commission-Identified Issuer accordingly. If this happens, Nasdaq may determine to delist our common stock, and there is no certainty that we will be able to continue listing our common stock on other non-U.S. stock exchanges or that an active market for our common stock will immediately develop outside of the U.S. The prohibiting from trading in the United States or delisting of our common stock or the threat of their being delisted could cause the value of our common stock to significantly decline or be worthless, and thus you could lose all or substantial portion of your investment.

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Our Principal Products and Services

We derive our revenue principally by:

•	distributing the right to use search engine marketing service we purchased from key search engines to increase the sales lead conversion rate for our clients’ business promotion on both mobile and PC searches;

•	selling Internet advertising space on our advertising portals and providing related data service to our clients through the Internet advertising management systems developed and managed by us;

•	providing Blockchain-based Framework Application Services; and

•	providing other e-commerce O2O advertising and marketing and related value-added technical services.

We generated total revenues of US$26.24 million for the year ended December 31, 2022, compared with US$47.33 million in 2021. Net loss attributable to our stockholders was US$9.79 million and US$2.75 million for the years ended December 31, 2022 and 2021, respectively. As of September 30, 2023, we generated total revenues of US$25.32 million and incurred US$4.06 million net loss attributable to our shareholders for the first nine months during the year.

Sales and Marketing

We employ experienced advertising sales people and provide in-house education and training to our sales people to ensure that they provide our current and prospective clients with comprehensive information about our services, the benefits of using our advertising, marketing and data services and relevant information regarding the advertising industry. We also market our advertising services from time to time by placing advertisements on television and other well-known portals in China, participating in domestic and international franchise exhibitions in China and other countries and acting as a sponsor to third-party programming and shows.

Suppliers

Our suppliers are major search engines and/or their authorized agents, Internet gateways, other advertising resources suppliers and technical service providers.

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Intellectual Property

As of the date hereof, we had forty software copyright certificates issued by the State Copyright Office of the PRC, including, but not limited to, software systems covering monitor and management platforms on Internet advertising effects, analysis systems on Internet traffic statistics and Internet user behavior, analysis systems on log-based visit hotspot and browsing trails, analysis systems on mobile advertising platform, Customer Relationship Management (CRM) system, cloud-compute technology and blockchain technology.

Competition

We compete with other Internet advertising companies for business opportunities in China, including companies that also distribute the right to use the search engine marketing services provide by key search engines in China, such as: Zhong Shi Lian Dong Technology (Beijing) Co., Ltd., Shenzhen Jiu Xing Hu Dong Technology Co., Ltd., and Hao Shang Hui Media (Guangzhou) Co., Ltd, and companies that operate Internet advertising portals for business opportunities of the SMEs, such as 78.cn, zhaoshangbang.com and 1637.com etc. We compete for clients primarily on the basis of network size and coverage, location, price, the range of services that we offer and our brand name. We also compete for overall advertising spending with other alternative advertising media companies, such as wireless telecommunications, street furniture, billboards, frame and public transport advertising companies, and with traditional advertising media, such as television, newspapers, magazines and radio.

Recent Developments

Business Developments

In 2018, we commenced the expansion of our business into the blockchain industry and related technology. With the introduction of blockchain technology, we collaborated with two unrelated parties to develop two blockchain-technology powered platform applications, namely BO!News and OMG. The original plan was to launch these applications by the end of fiscal 2020. However, the severe COVID-19 outbreak in China during the first fiscal quarter of 2020, coupled with regional rebound cases in many provinces in the PRC and the strict zero-COVID policy adopted by the Chinese government to constrain the spread of the virus led to large-scale temporary quarantine and business shutdown. This situation, causing pandemic fears and impacting SMEs owners’ confidence in expanding branded offline stores, prompted us to delay the launch of BO!News in fiscal 2021 and suspend the launch of OMG application.

Instead, we intensified the development of the blockchain infrastructure platform, i.e., Blockchain Integrated Framework (“BIF”) platform under the OMG development contract. The BIF platform features membership management, trusted and decentralized payment management and Non-Fungible Token (“NFT”) management. This enhancement allows the BIF platform to be integrated into various blockchain application scenarios, providing data storage, assurance and analysis services to the SMEs. Similarly, we developed a more comprehensive open-core version of BIF in the SaaS model, providing clients with an open-end control panel for developing their own NFTs for their IPs and branding in China. The BIF platform is evolving into a subscription model with a starting subscription fee, increased based on the number of apps subscribed, transactions or stored data size. Clients can self-code themselves based on the existing smart contracts modules for customization, with extra usage fee on top of monthly recurring revenue. We completed the BIF platform’s development and integration, officially launching the BIF and Bo!News by the end of 2021.

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Starting early 2022, we introduced blockchain-based application services to our clients, offering one-stop blockchain-powered enterprise management solutions through our BIF platform, including unique NFT generations, data record, share and storage modules subscriptions. Despite facing another round of severe COVID-19 pandemic of the Omicron variant in fiscal 2022, resulting in unexpected long quarantine and business shutdown measures, we generated an approximately US$0.43 million in revenue from this new SaaS services by modifying our short-term tactics to a more SMEs-friendly approach, such as introducing a flexible pay-per-generation-of-NFT payment method. Due to the ongoing COVID-19 rebounds, in December 2022, we decided to halt the promotion of the Bo!News application and focus our resources on the BIF platform. With the Chinese government easing pandemic control measures at the end of 2022, we anticipate a slow and steady recovery of the economy in China, acknowledging uncertainties about the future development and impact of the COVID-19 pandemic.

We plan to implement new business strategies in the post COVID era, outlined as follows:

Leveraging Emerging Technologies and Online Franchising. We aim to capitalize on the shifting paradigms of B2B commerce, content marketing, and digital technology integration. Drawing from our 13-year experience, we believe we are well-prepared to seize opportunities as the Chinese economy rebounds. Expansion into Southeast Asia, using Hong Kong as a strategic hub, is also on our radar.

Blockchain and AI Integration. Our BIF platform is pivotal for incorporating technologies such as blockchain and AI, aligning with the business opportunity social ecosystem (BOSE) model. The transformation of our BIF platform positions it as a critical bridge for integrating Artificial Intelligence (AI) and data. This move not only adapts to current technological trends but also anticipates future business opportunities. AI integration through BIF enhances decision-making, optimizes customer experience, and drives product innovation.

Strategic AI Collaboration. In December 2023, we initiated a strategic collaboration with an AI modeling company based in the Guangdong, China. The partnership aims to develop a custom AI model for the franchise industry, enhancing our digital advertising and marketing capabilities. The initial test version is expected to release in the first quarter of 2024, targeting improved efficiency and accuracy in content production, customer-focused marketing solutions, and elevated marketing solutions, with reductions in labor costs and operational challenges.

Generative AI for Content Diversification. Embracing the trend of using generative AI in content marketing, we plan to partner with AI and IP content generation companies under a revenue-sharing model. This initiative focuses on providing end-to-end sales and marketing services for B2B franchises, emphasizing the creation and utilization of social media Intellectual Properties (IPs) archived within the BIF.

Introducing the tools of "Generative AI Marketing Toolkit" and "Business Growth Foundation". Crafted to empower SMEs in the digital marketplace, these tools are expected to offer customized AI-driven solutions for efficient digital marketing, integrated seamlessly with existing systems of SMEs; automated content creation and strategic social media management powered by AI, enabling targeted campaigns informed by AI insights, supported by comprehensive SME training; and continual refinement based on client feedback, ensuring scalability and tailoring to diverse industry needs.

Our vision is to be a leader in AI-enhanced digital marketing, focusing on ongoing support and innovation for SMEs in the franchising sector.

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Nasdaq Deficiency Letter

On November 1, 2023, we received a notice in the form of a letter (“Deficiency Letter”) from the Nasdaq Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) stating that we were not in compliance with Nasdaq Listing Rule 5550(a)(2) because the bid price for the Company’s common stock had closed below $1.00 per share for the previous 30 consecutive business days (the “Minimum Bid Price Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been given 180 calendar days, or until April 29, 2024, to regain compliance with the Minimum Bid Price Requirement. If at any time before April 29, 2024, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Staff will provide written confirmation that we have achieved compliance. In the event we do not regain compliance, we may be eligible for additional time. To qualify, we will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of our intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. If we meet these requirements, the Staff will inform us that we have been granted an additional 180 calendar days. However, if it appears to Staff that we will not be able to cure the deficiency, or we are otherwise not eligible, the Staff will provide notice that our securities will be subject to delisting. If we do not regain compliance by April 29, 2024, the Nasdaq Staff will provide written notice to us that our securities are subject to delisting. At that time, we may appeal any such delisting determination to a Nasdaq hearings panel.

We intend to actively monitor the closing bid price for our common stock between now and April 29, 2024 and may, if appropriate, evaluate available options to resolve the deficiency and regain compliance with the Minimum Bid Price Requirement. While we are exercising diligent efforts to maintain the listing of its common stock on Nasdaq, there can be no assurance that we will be able to regain or maintain compliance with Nasdaq listing standards.

Our Principal Executive Offices

Our executive offices are located at Room 1811, Xinghuo Keji Plaza, No. 2 Fufeng Road, Fengtai District, Beijing, People’s Republic of China 100070. Our telephone number is +86-10-6084-6616. Our corporate website is at www.zdat.com. Information contained on, or accessed through our website is not intended to constitute, and shall not be deemed to constitute, part of this prospectus.

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SUMMARY OF RISKS

An investment in our securities involves a high degree of risk. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our consolidated business, financial condition and operating results. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to the events or circumstances listed below which are discussed in more detail under headings corresponding to such matters in the locations indicated:

All aspects of our business are subject to extensive regulation in China, we, the consolidated VIES and their subsidiaries may not be in full compliance with these regulations and the ability of us, the consolidated VIEs and their subsidiaries to conduct business is highly dependent on the compliance with this regulatory framework. If the PRC government finds that the VIE Agreements that establish the structure for operating business of us, the consolidated VIEs and their subsidiaries do not comply with applicable PRC laws and regulations, we, the consolidated VIEs and their subsidiaries could be subject to severe penalties and our securities may decline in value or become worthless. (see discussion on pages 24-25 of this prospectus)

We rely on contractual arrangements with the consolidated VIEs and their shareholders for our China operations, which may not be as effective in providing operational control as would direct ownership. (see discussion on pages 25-26 of this prospectus)

If the PRC government deems that the contractual arrangements in relation to our consolidated VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we, the VIEs and their subsidiaries could be subject to severe penalties or be forced to relinquish interests in those operations. (see discussion on pages 26-27 of this prospectus)

Uncertainties with respect to the PRC legal system could harm us. (see discussion on pages 27-30 of this prospectus)

The PRC government exerts substantial influence over the manner in which we, the consolidated VIEs and their subsidiaries conduct business activities. The PRC government may also intervene or influence the operations of us, the consolidated VIEs and their subsidiaries at any time, which could result in a material change in the operations and our securities could decline in value or become worthless. (see discussion on pages 30-31 of this prospectus)

The CSRC has released the Trial Measures for Administration of Overseas Securities Offerings and Listings by Domestic Companies (the “Trial Measures”). While such rules came into effect on March 31, 2023, the Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to continue to offer our securities to investors and could cause the value of our securities to significantly decline or become worthless. (see discussion on pages 31-32 of this prospectus)

Recent greater oversight by the Cyberspace Administration of China, or the “CAC,” over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact the business of us, the consolidated VIEs and their subsidiaries and investing in our securities. (see discussion on page 33 of this prospectus)

Any failure or perceived failure by us to comply with the Anti-Monopoly Guidelines for Internet Platforms Economy Sector and other PRC anti-monopoly laws and regulations may result in governmental investigations or enforcement actions, litigation or claims against us and could have an adverse effect on our business, financial condition and results of operations. (see discussion on page 34 of this prospectus)

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management based on foreign laws. (see discussion on page 35 of this prospectus)

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The Public Company Accounting Oversight Board (the “PCAOB”) had historically been unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections over our auditor deprived our investors of the benefits of such inspections. (see discussion on page 35 of this prospectus)

Our common stock may be delisted and prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, as amended by the Accelerating Holding Foreign Companies Accountable Act, if the PCAOB is unable to inspect or investigate completely auditors located in China mainland and Hong Kong. The delisting of our common stock or the threat of their being delisted could cause the value of our common stock to significantly decline or be worthless, and thus you could lose all or substantial portion of your investment. (see discussion on pages 35- 36 of this prospectus)

Our PRC Subsidiaries, consolidated VIEs and their subsidiaries in China are subject to restrictions on making dividends and other payments to us or any other affiliated company. (see discussion on page 37 of this prospectus)

Restrictions on currency exchange may limit our ability to receive and use the revenues of the consolidated VIEs and their subsidiaries effectively. (see discussion on page 38 of this prospectus)

The Nasdaq may delist our securities from quotation on its exchange which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions. (see discussion on page 38 of this prospectus)

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THE OFFERING

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a shelf registration process. Under this shelf registration process, we may sell any combination of:

•	common stock;

•	preferred stock;

•	warrants to purchase any of the securities listed above; and

•	units consisting of one or more of the foregoing, in one or more offerings up to a total dollar amount of $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering and include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find Additional Information About Us.”

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RISK FACTORS

Investing in our securities involves risk. An investment in our securities involves risk. Before you invest in securities issued by us, you should carefully consider the risks involved. The discussion of risks related to our business contained in or incorporated by reference into this prospectus or into any prospectus supplement comprises material risks of which we are aware. If any of the events or developments described actually occurs, our business, financial condition or results of operations would likely suffer.

Accordingly, you should carefully consider:

•	the information contained in or incorporated by reference into this prospectus;

•	the information contained in or incorporated by reference into any prospectus supplement relating to specific offerings of securities;

•	the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with Securities and Exchange Commission on April 17, 2023, or any updates in our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus; and

•	other risks and other information that may be contained in, or incorporated by reference from, other filings we make with the SEC, including in any prospectus supplement relating to specific offerings of securities~~.~~, as well as the following matters:

All aspects of our business are subject to extensive regulation in China, we, the consolidated VIES and their subsidiaries may not be in full compliance with these regulations and the ability of us, the consolidated VIEs and their subsidiaries to conduct business is highly dependent on the compliance with this regulatory framework. If the PRC government finds that the VIE Agreements that establish the structure for operating business of us, the consolidated VIEs and their subsidiaries do not comply with applicable PRC laws and regulations, we, the consolidated VIEs and their subsidiaries could be subject to severe penalties and our securities may decline in value or become worthless.

The Chinese government regulates all aspects of the VIEs and their subsidiaries’ business and operations, including foreign investments in the value-added telecommunication industry. The laws and regulations applicable to the value-added telecommunication services sector are subject to frequent change, and new laws and regulations may be adopted, some of which may have a negative effect on the VIEs and their subsidiaries’ business, either retroactively or prospectively.

Based on our understanding of the current PRC laws, as of the date of this prospectus, we believe that none of us, the consolidated VIEs and their subsidiaries is required to obtain any permissions or approvals from any PRC regulatory authorities, including the CAC or CSRC, regarding the VIE arrangements between Rise King VIE, the consolidated VIEs and the shareholders of VIEs, listing in the U.S. and issuing our securities to foreign investors. To date, we, the consolidated VIEs and their subsidiaries have not received any disapprovals or denies from any PRC regulatory authorities regarding the VIE arrangements between Rise King WFOE, the consolidated VIEs and the shareholders of VIEs, listing in the U.S. or issuing our securities to foreign investors.

If our ownership structure and contractual arrangements are later found to be in violation of any existing or future PRC laws or regulations or we fail to obtain any of the required permits or approvals, the relevant PRC regulatory authorities, which regulate foreign investment in China, would have broad discretion in dealing with such violations, including:

•	Revoking the business and operating licenses of Rise King WFOE, consolidated VIEs and their subsidiaries;

•	Discontinuing or restricting the operations of any related-party transactions among Rise King WFOE, consolidated VIEs and their subsidiaries;

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•	Imposing fines or other requirements with which we or Rise King WFOE, consolidated VIEs and their subsidiaries may not be able to comply;

•	Revoking the preferential tax treatment that may be enjoyed by Rise King WFOE, the consolidated VIEs and their subsidiaries;

•	Requiring us or Rise King WFOE, the consolidated VIEs and their subsidiaries to restructure the relevant ownership structure or operations; or

•	Restricting or prohibiting the use of any proceeds from our additional public offering to finance our business and operations in China.

If the applicable laws, regulations, or interpretations change, we, the consolidated VIEs and their subsidiaries may be required to obtain additional licenses, permits, filings or approvals for their business and services in the future and may not be able to maintain the growth rate and business may be materially and adversely affected as a result. If we and the consolidated VIEs have inadvertently concluded that any permissions or approvals are not required, any action taken by the PRC government could significantly limit or completely hinder our operations in PRC and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless, and we, Rise King WFOE and the consolidated VIEs may need to adjust the business operations, which may materially and adversely affect the business and results of operation.

Similar ownership structure and contractual arrangements have been used by many China-based companies listed overseas, including in the United States. However, we cannot assure you that penalties will not be imposed on any other companies or us in the future. If any of the above penalties is imposed on us, the consolidated VIEs’ business operations and expansion, consolidated financial condition and results of operations will be materially and adversely affected. Our common stock and the securities we are registering through this prospectus may decline in value or become worthless if any determinations, changes, or interpretations from Chinese government result in our inability to assert contractual control over the assets of Rise King WFOE or the VIEs that conduct all or substantially all of operations in China.

We rely on contractual arrangements with the consolidated VIEs and their shareholders for our China operations, which may not be as effective in providing operational control as would direct ownership.

On March 15, 2019, the new Foreign Investment Law of PRC (the “Foreign Investment Law”) was passed by the Second Session of the thirteenth National People’s Congress and came into force on January 1, 2020. The Foreign Investment Law does not mention concepts including “de facto control”, “controlling through contractual arrangements” or “variable interest entity”, nor does it specify the regulation on controlling through contractual arrangements or variable interest entity. Furthermore, the Foreign Investment Law does not specifically stipulate rules on the value-added telecommunication services industry. Therefore, we believe that the Foreign Investment Law will not have any material adverse effect on the VIE structure and the business operations of the consolidated VIEs and their subsidiaries.

We have relied and expect to continue to rely on the VIE Agreements with the consolidated VIEs and their shareholders to operate our business. The VIE Agreements may not be as effective in providing us with control over the consolidated VIEs and their subsidiaries as direct ownership. If we had direct ownership of the consolidated VIEs and their subsidiaries, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of the consolidated VIEs and their subsidiaries, which could affect changes, subject to any applicable fiduciary duties, at the management level. As a legal matter, if the consolidated VIE or any of its shareholders fails to perform its or his or her respective obligations under the VIE Agreements, we may have to incur substantial costs and expend significant resources to enforce such arrangements. We may also rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, but these remedies may not be effective. For example, if the shareholders of any of the consolidated VIEs were to refuse to transfer their equity interest in such VIE to us or our designee when we exercise the call option pursuant to the VIE Agreements, or if they were otherwise to act in bad faith toward us, then we may have to take legal action to compel them to fulfill their contractual obligations. In addition, we may not be able to renew these contracts with the consolidated VIEs and/or their shareholders. If the consolidated VIEs or their shareholders fail to perform the obligations secured by the pledges under the share pledge agreements, one of the remedies for default is to require the pledgors to sell the equity interests of VIEs in an auction or sale of the shares and remit the proceeds to the PRC Subsidiary, net of all related taxes and expenses. Such an auction or sale of the shares may not result in our receipt of the full value of the equity interests or the business of VIEs.

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In addition, the VIE Agreements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC may not be as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce the VIE Agreements. In the event we are unable to enforce the VIE Agreements, we may not be able to be the primary beneficiary of the consolidated VIE, and our ability to consolidate the VIE would be materially adversely affected. To date, we have not received any disapprovals or denies from any PRC regulatory authorities regarding the VIE arrangements between Rise King WFOE, the consolidated VIEs and the shareholders of VIEs.

If the PRC government deems that the contractual arrangements in relation to our consolidated VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we, the VIEs and their subsidiaries could be subject to severe penalties or be forced to relinquish interests in those operations.

Because CNET is a company incorporated in the Nevada, it is classified as a foreign enterprise under PRC laws and regulations, and Rise King WFOE is a foreign-invested enterprise (“FIE”). Rise King WFOE has entered into a series of contractual arrangements with the consolidated VIEs and their shareholders, which enable us to (i) have significant impact on the business operations of the consolidated VIEs, (ii) receive substantially all of the economic benefits of the consolidated VIEs, and (iii) have an exclusive option to purchase all or part of the equity interests and assets in the consolidated VIEs when and to the extent permitted by PRC law. As a result of these contractual arrangements, we are the primary beneficiary of the consolidated VIEs and hence consolidate their financial results as our consolidated VIEs under U.S. GAAP.

Based on our understanding of the current PRC laws, as the date of this prospectus, we believe that (i) the ownership structure of the consolidated VIEs and their subsidiaries are not in any violation of the explicit provisions of PRC laws currently in effect; and (ii) the VIE Agreements are valid, binding upon each party to such agreements and enforceable against each party thereto in accordance with their terms and applicable PRC laws currently in effect. However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws, and there can be no assurance that the PRC government will ultimately take the view that is consistent with our belief above. Although we believe that our corporate structure and VIE Agreements comply with the current applicable PRC laws and regulations, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations concerning foreign investment in the PRC, and their application to and effect on the legality, binding effect and enforceability of the contractual arrangements. In particular, we cannot rule out the possibility that PRC regulatory authorities, courts or arbitral tribunals may in the future adopt a different or contrary interpretation or take a view that is inconsistent with the opinion of our PRC legal counsel. There can be no assurance that the PRC government authorities, or other authorities that regulate the industry, would agree that our corporate structure or any of the above VIE Agreements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations. As of the date of this prospectus, the VIE Agreements have not been reviewed in a court of law.

If our corporate structure and contractual arrangements are deemed by PRC regulators that have competent authority, to be illegal, either in whole or in part, we may not be able to be the primary beneficiary of the VIEs and to consolidate the consolidated VIEs for accounting purpose and have to modify such structure to comply with regulatory requirements. However, there can be no assurance that we can achieve this without material disruption to the business. Further, if our corporate structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

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•	revoking the business and operating licenses of Rise King WFOE, consolidated VIEs and their subsidiaries;

•	levying fines on Rise King WFOE, the consolidated VIEs and their subsidiaries;

•	confiscating any of income of Rise King WFOE, the consolidated VIEs and their subsidiaries that they deem to be obtained through illegal operations;

•	shutting down services of Rise King WFOE, the consolidated VIEs and their subsidiaries;

•	discontinuing or restricting operations of Rise King WFOE, the consolidated VIEs and their subsidiaries;

•	imposing conditions or requirements with which Rise King WFOE, the consolidated VIEs and their subsidiaries may not be able to comply;

•	requiring Rise King WFOE, the consolidated VIEs and their subsidiaries to change our corporate structure and contractual arrangements;

•	restricting or prohibiting Rise King WFOE, the consolidated VIEs and their subsidiaries’ use of the proceeds from overseas offering to finance our consolidated VIE’s business and operations; and

•	taking other regulatory or enforcement actions that could be harmful to business of Rise King WFOE, the consolidated VIEs and their subsidiaries.

Furthermore, new PRC laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our corporate structure and contractual arrangements. Occurrence of any of these events could materially and adversely affect the business of the consolidated VIEs and their subsidiaries, consolidated financial condition and results of operations. In addition, if the imposition of any of these penalties or requirement to restructure our corporate structure causes us to lose the rights to impact the activities of the consolidated VIE or our right to receive their economic benefits, we would no longer be able to consolidate the financial results of such VIE in our consolidated financial statements.

To date, we have not received any disapprovals or denies from any PRC regulatory authorities regarding the VIE arrangements between Rise King WFOE, the consolidated VIE and the shareholders of VIEs, listing in the U.S. or issuing our securities to foreign investors.

Uncertainties with respect to the PRC legal system could harm us.

Operations of the VIEs and their subsidiaries in China are governed by PRC laws and regulations. The PRC legal system is a civil law system based on written statutes. Unlike common law systems, prior court decisions have limited precedential value. Our wholly-owned subsidiaries in China, including Rise King WFOE, are generally subject to PRC laws and regulations, in particular, laws applicable to foreign invested enterprises.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we, the VIEs and their subsidiaries may not be aware of any violation of these policies and rules until sometime after the violation. Moreover, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other government authorities, including local government authorities, thus making strict compliance with all regulatory requirements impractical, or in some circumstances, impossible. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

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Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions remain unclear on how the law will be interpreted, amended, and implemented by the relevant PRC governmental authorities, but the Opinions and any related implementing rules to be enacted may subject us to compliance requirements in the future.

On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and became effective on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. We do not believe we are among the “operator of critical information infrastructure” or “data processor” as mentioned above, however, the Measures for Cybersecurity Review (2021 version) was recently adopted and the Network Internet Data Protection Draft Regulations (draft for comments) is in the process of being formulated and remains unclear on how it will be interpreted, amended, and implemented by the relevant PRC governmental authorities. Thus, it is still uncertain how PRC governmental authorities will regulate overseas listing in general and whether we are required to obtain any specific regulatory approvals. Furthermore, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for any follow-on offering, we may be unable to obtain such approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors.

On February 17, 2023, the CSRC released the Trial Administrative Measures for Administration of Overseas Securities Offerings and Listings by Domestic Companies (the “Trial Measures”) and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC. If a domestic company fails to complete the filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties by the CSRC, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. On December 24, 2021, the CSRC published the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) (the “Draft Provisions”), and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) (the “Draft Measures”, collectively with the Draft Provisions, the “Draft Rules”) for public comments. The Draft Rules lay out specific filing requirements for overseas listing and offering by PRC domestic companies and include unified regulation management and strengthening regulatory coordination.

The Trial Measures supersede the Draft Rules and clarified and emphasized several aspects, which include but are not limited to: (1) comprehensive determination of the “indirect overseas offering and listing by PRC domestic companies” in compliance with the principle of “substance over form” and particularly, an issuer will be required to go through the filing procedures under the Trial Measures if the following criteria are met at the same time: a) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by PRC domestic companies, and b) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China; (2) exemptions from immediate filing requirements for issuers that a) have already been listed or registered but not yet listed in foreign securities markets, including U.S. markets, prior to the effective date of the Trial Measures, and b) are not required to re-perform the regulatory procedures with the relevant overseas regulatory authority or the overseas stock exchange, and c) whose such overseas securities offering or listing shall be completed before September 30, 2023, provided however that such issuers shall carry out filing procedures as required if they conduct refinancing or are involved in other circumstances that require filing with the CSRC; (3) a negative list (the “Trial Measures Negative List”) of types of issuers banned from listing or offering overseas, including but not limited to (a) issuers whose listing or offering overseas have been recognized by the State Council of the PRC as possible threats to national security, (b) issuers whose affiliates have been recently convicted of bribery and corruption, (c) issuers under ongoing criminal investigations, and (d) issuers under major disputes regarding equity ownership; (4) issuers’ compliance with web security, data security, and other national security laws and regulations; and (5) issuers’ filing and reporting obligations (the “Trial Measures Filing Obligations”), such as obligation to file with the CSRC after it submits an application for initial public offering to overseas regulators, and obligation after offering or listing overseas to report to the CSRC material events including change of control or voluntary or forced delisting of the issuer. Further, at the press conference held by the CSRC on February 17, 2023 for the Trial Measures, officials from the CSRC confirmed that the companies in mainland China that have been listed overseas before March 31, 2023 are not required to file with the CSRC immediately, but these companies should complete filing with the CSRC for their refinancing activities and future offerings in accordance with the Trial Measures.

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The Trial Measures provide the CSRC with power to warn, fine, and issue injunctions against PRC domestic companies, their controlling shareholders, and their advisors in listing or offering securities (collectively, the “Subject Entities”), as well as individuals directly responsible for these Subject Entities (the “Subject Individuals”). For failure to comply with the Trial Measures Negative List or the Trial Measures Filing Obligations, or materially false or misleading statements in the filing and reporting required by the Trial Measures: (1) PRC domestic companies, and their controlling shareholders if the controlling shareholders induced the PRC domestic companies’ failure to comply, severally, may face warnings, injunctions to comply, and fines between RMB 1 million and 10 million (approximately $145,647 and $1,456,473); the Subject Individuals in these entities may severally, face warnings and fines between RMB 0.5 million and 5 million (approximately $72,824 and $728,237); (2) advisors in listing or offering securities that failed to dutifully advise the PRC domestic companies and their controlling shareholders in complying with the Trial Measures and caused such failures to comply can face warnings and fines between RMB 0.5 million and 5 million (approximately $72,824 and $728,237); the Subject Individuals in these advisor entities may, severally, face warnings and fines between RMB 0.2 million and 2 million (approximately $29,129 and $291,295).

As a listed company, we believe that we, all of our PRC Subsidiaries, the consolidated VIEs and their subsidiaries are not required to fulfill filing procedures and obtain approvals from the CSRC to continue to offer our securities or operate business of the consolidated VIEs and their subsidiaries as of the date of this prospectus. In addition, to date, none of us, our PRC Subsidiaries, the consolidated VIEs and their subsidiaries has received any filing or compliance requirements from CSRC for the listing of CNET on Nasdaq Capital Market and all of its overseas offerings. Furthermore, based on our understanding of the current PRC laws, we believe that the CSRC’s approval is not required to be obtained for CNET’s listing on Nasdaq Capital Market as the date of this prospectus; however, there are substantial uncertainties regarding the interpretation and application of the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors (“M&A Rules”), the Trial Measures, other PRC Laws and future PRC laws and regulations, and there can be no assurance that any governmental agency will not take a view that is contrary to or otherwise different from our belief stated herein. See “– The CSRC has released the Trial Measures for Administration of Overseas Securities Offerings and Listings by Domestic Companies (the “Trial Measures”). While such rules came into effect on March 31, 2023, the Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to continue to offer our securities to investors and could cause the value of our securities to significantly decline or become worthless”

On February 24, 2023, the CSRC, the Ministry of Finance, the National Administration of State Secrets Protection and the National Archives Administration jointly issued the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, or the Confidentiality and Archives Provisions, which took effective from March 31, 2023. The Confidentiality and Archives Provisions specify that during the overseas securities offering and listing activities of domestic companies, domestic companies and securities companies and securities service institutions that provide relevant securities business shall, by strictly abiding by the relevant laws and regulations of the PRC and this Confidentiality and Archives Provisions, institute a sound confidentiality and archives administration systems, take necessary measures to fulfill confidentiality and archives administration obligations, and shall not divulge any national secrets, work secrets of governmental agencies and harm national and public interests. Confidentiality and Archives Provisions provides that it is applicable to initial public offerings as well as other types of securities listing of PRC domestic enterprises, and any future issuance of securities and listing activities after the initial listing. Working papers generated in the PRC by securities companies and securities service providers that provide relevant securities services for overseas issuance and listing of securities by domestic companies shall be kept in the PRC. Confidentiality and Archives Provisions provide no explicit definition of working papers. In practice, the securities companies’ working papers usually refer to various important information and work records related to the securities business obtained and prepared by the securities companies and securities service providers and their representatives in the whole process of the securities businesses, such as due diligence work. Without the approval of relevant competent authorities, such as CSRC, MOF PRC National Administration of State Secrets Protection, and National Archives Administration of China, depending on the nature and transmission method of secrets, it shall not be transferred overseas. Where documents or materials need to be transferred outside of the PRC, it shall be subject to the approval procedures in accordance with relevant PRC regulations. The relevant competent authorities, such as, CSRC, MOF, PRC National Administration of State Secrets Protection, and National Archives Administration of China will regulate, supervise and inspect pursuant to their respective statutory mandates over matters of Confidentiality and Archives Administration concerning overseas offering and listing by domestic companies. As Confidentiality and Archives Administration is newly promulgated, there is substantial uncertainty regarding their specific requirements. If we fail to comply with related laws and regulation, we may be subject to fine, confiscation, blocking transmission or criminal offense. We have taken measures to adopt management systems for the compliance with Confidentiality and Archives Provisions. We believe our continuing listing does not involve in national secrets, work secrets of governmental agencies and undermine national and public interests. There is no assurance that we will be able to meet all applicable regulatory requirements and guidelines, or comply with all applicable regulations at all times, or that we will not be subject to fines or other penalties in the future as a result of regulatory inspections.

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Furthermore, the PRC government authorities may strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence our operations at any time, which are beyond our control. Therefore, any such action may adversely affect the operations of the VIEs and their subsidiaries and significantly limit or hinder our ability to offer or continue to offer securities to you and reduce the value of such securities.

Uncertainties regarding the enforcement of laws and the fact that rules and regulations in China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers could result in a material change in our operations, financial performance and/or the value of our securities or impair our ability to raise money.

The PRC government exerts substantial influence over the manner in which we, the consolidated VIEs and their subsidiaries conduct business activities. The PRC government may also intervene or influence the operations of us, the consolidated VIEs and their subsidiaries at any time, which could result in a material change in the operations and our securities could decline in value or become worthless.

As the date of this prospectus, we and the consolidated VIEs are currently not required to obtain approval from Chinese authorities for listing on U.S. exchanges, nor the execution of a series of VIE Agreements, however, if the consolidated VIEs or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities for listing on U.S. exchanges, we will not be able to continue listing on U.S. exchange, continue to offer securities to investors, or materially affect the interest of the investors and cause significantly depreciation of the price of our common stock.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The ability of the consolidated VIEs and their subsidiaries to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property, and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on the consolidated VIEs and their subsidiaries to ensure their compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require the consolidated VIE to divest themselves of any interest they then hold in their operations in China.

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For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. Similarly, the business segments may be subject to various government and regulatory interference in the regions in which the VIEs and their subsidiaries operate. The consolidated VIEs and their subsidiaries could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The consolidated VIEs and their subsidiaries may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether we and the consolidated VIEs will be required to obtain permission from the PRC government for listing on U.S. exchanges, or enter into VIE Agreements in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although we and the consolidated VIE are currently not required to obtain permission from any of the PRC central or local government and has not received any denial for listing on the U.S. exchange or enter into VIE Agreements, the consolidated VIEs and their subsidiaries’ operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to their business or industry. Recent statements by the Chinese government indicating an intent, and the PRC government may take actions to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless.

The CSRC has released the Trial Measures for Administration of Overseas Securities Offerings and Listings by Domestic Companies (the “Trial Measures”). While such rules came into effect on March 31, 2023, the Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to continue to offer our securities to investors and could cause the value of our securities to significantly decline or become worthless.

On February 17, 2023, with the approval of the State Council, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. On December 24, 2021, the CSRC published the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) (the “Draft Provisions”), and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) (the “Draft Measures”, collectively with the Draft Provisions, the “Draft Rules”) for public comments. The Draft Rules lay out specific filing requirements for overseas listing and offering by PRC domestic companies and include unified regulation management and strengthening regulatory coordination. The Trial Measures supersede the Draft Rules and clarified and emphasized several aspects, which include but are not limited to: (1) comprehensive determination of the “indirect overseas offering and listing by PRC domestic companies” in compliance with the principle of “substance over form” and particularly, an issuer will be required to go through the filing procedures under the Trial Measures if the following criteria are met at the same time: a) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by PRC domestic companies, and b) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China; (2) exemptions from immediate filing requirements for issuers that a) have already been listed or registered but not yet listed in foreign securities markets, including U.S. markets, prior to the effective date of the Trial Measures, and b) are not required to re-perform the regulatory procedures with the relevant overseas regulatory authority or the overseas stock exchange, and c) whose such overseas securities offering or listing shall be completed before September 30, 2023, provided however that such issuers shall carry out filing procedures as required if they conduct refinancing or are involved in other circumstances that require filing with the CSRC; (3) a negative list (the “Trial Measures Negative List”) of types of issuers banned from listing or offering overseas, including but not limited to (a) issuers whose listing or offering overseas have been recognized by the State Council of the PRC as possible threats to national security, (b) issuers whose affiliates have been recently convicted of bribery and corruption, (c) issuers under ongoing criminal investigations, and (d) issuers under major disputes regarding equity ownership; (4) issuers’ compliance with web security, data security, and other national security laws and regulations; and (5) issuers’ filing and reporting obligations (the “Trial Measures Filing Obligations”), such as obligation to file with the CSRC after it submits an application for initial public offering to overseas regulators, and obligation after offering or listing overseas to report to the CSRC material events including change of control or voluntary or forced delisting of the issuer.

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According to the Trial Measures, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC; if a domestic company fails to complete the filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties by the CSRC,, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines; (2) if the issuer meets both of the following conditions, the overseas offerings and listings shall be determined as an indirect overseas offerings and listings by a domestic company: (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic enterprises; and; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in China; and (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and where an issuer makes an application for initial public offerings or listings in an overseas market, the issuer shall submit filings with the CSRC within three business days after such application is submitted; if the issuer submits the application documents for offerings or listings in secret or non-public ways overseas, it may submit an explanation at the time of filing, and the application shall be postponed until the application documents are reported to the CSRC within three business days after the application documents are disclosed overseas.

The Trial Measures may subject us to additional compliance requirements in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Trial Measures on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to continue to offer our securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our consolidated financial condition and results of operations and cause our securities to significantly decline in value or become worthless. We believe that we, our PRC Subsidiaries, the consolidated VIEs and their subsidiaries are not required to fulfill filing procedures and obtain approvals from the CSRC to continue to offer our securities or operate the business of the consolidated VIEs and their subsidiaries as the date of this prospectus. In addition, to date, none of us, our PRC Subsidiaries, consolidated VIEs and their subsidiaries have received any filing or compliance requirements from CSRC for the listing of CNET at Nasdaq Capital Market and all of its overseas offerings. Based on our understanding of the current PRC laws, we believe that the CSRC’s approval is not required to be obtained for CNET’s listing on Nasdaq Capital Market as the date of this prospectus; however, there are substantial uncertainties regarding the interpretation and application of the M&A Rules, the Trails Measures, other PRC Laws and future PRC laws and regulations, and there can be no assurance that any PRC governmental agency will not take a view that is contrary to or otherwise different from our belief stated herein.

On February 24, 2023, the CSRC, the Ministry of Finance, the National Administration of State Secrets Protection and the National Archives Administration jointly issued the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, or the Confidentiality and Archives Provisions, which took effective from March 31, 2023. The Confidentiality and Archives Provisions specify that during the overseas securities offering and listing activities of domestic companies, domestic companies and securities companies and securities service institutions that provide relevant securities business shall, by strictly abiding by the relevant laws and regulations of the PRC and this Confidentiality and Archives Provisions, institute a sound confidentiality and archives administration systems, take necessary measures to fulfill confidentiality and archives administration obligations, and shall not divulge any national secrets, work secrets of governmental agencies and harm national and public interests. Confidentiality and Archives Provisions provides that it is applicable to initial public offerings as well as other types of securities listing of PRC domestic enterprises, and any future issuance of securities and listing activities after the initial listing. Working papers generated in the PRC by securities companies and securities service providers that provide relevant securities services for overseas issuance and listing of securities by domestic companies shall be kept in the PRC. Confidentiality and Archives Provisions provide no explicit definition of working papers. In practice, the securities companies’ working papers usually refer to various important information and work records related to the securities business obtained and prepared by the securities companies and securities service providers and their representatives in the whole process of the securities businesses, such as due diligence work. Without the approval of relevant competent authorities, such as CSRC, MOF PRC National Administration of State Secrets Protection, and National Archives Administration of China, depending on the nature and transmission method of secrets, it shall not be transferred overseas. Where documents or materials need to be transferred outside of the PRC, it shall be subject to the approval procedures in accordance with relevant PRC regulations. The relevant competent authorities, such as, CSRC, MOF, PRC National Administration of State Secrets Protection, and National Archives Administration of China will regulate, supervise and inspect pursuant to their respective statutory mandates over matters of Confidentiality and Archives Administration concerning overseas offering and listing by domestic companies. As Confidentiality and Archives Administration is newly promulgated, there is substantial uncertainty regarding their specific requirements. If we fail to comply with related laws and regulation, we may be subject to fine, confiscation, blocking transmission or criminal offense. We have taken measures to adopt management systems for the compliance with Confidentiality and Archives Provisions. We believe our continuing listing does not involve in national secrets, work secrets of governmental agencies and undermine national and public interests. There is no assurance that we will be able to meet all applicable regulatory requirements and guidelines, or comply with all applicable regulations at all times, or that we will not be subject to fines or other penalties in the future as a result of regulatory inspections.

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Recent greater oversight by the Cyberspace Administration of China, or the “CAC,” over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact the business of us, the consolidated VIEs and their subsidiaries and investing in our securities.

On December 28, 2021, the CAC, together with twelve other governmental departments of the PRC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provides that, in addition to critical information infrastructure operators (“CIIOs”) that intend to purchase Internet products and services, data processing operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures further requires that CIIOs and data processing operators that possess personal data of at least one million users must apply for a review by the Cybersecurity Review Office of the PRC before conducting listings in foreign countries.

On November 14, 2021, the CAC published the Draft Regulations on the Network Data Security Administration (Draft for Comments) (the “Security Administration Draft”), which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. According to the Security Administration Draft, data processing operators who possess personal data of at least one million users or collect data that affects or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. The deadline for public comments on the Security Administration Draft was December 13, 2021.

We believe that none of us, our PRC Subsidiaries, the consolidated VIE or its subsidiaries is a CIIO, and we believe that we, all of our PRC Subsidiaries, the consolidated VIEs and their subsidiaries are not required to go through cybersecurity review from the CAC to continue to offer our securities or operate the business of the consolidated VIEs and their subsidiaries. In addition, as of the date of this prospectus, we, our PRC Subsidiaries, consolidated VIEs and their subsidiaries have not received any notice from any authorities identifying us as a CIIO or requiring us to go through cybersecurity review or network data security review by the CAC. We, our PRC Subsidiaries, consolidated VIEs and their subsidiaries have not been required to obtain any approvals or permits from CAC. When the Cybersecurity Review Measures become effective and if the Security Administration Draft is enacted as proposed, we believe that the operations of the consolidated VIEs and their subsidiaries and our listing will not be affected and that we, the consolidated VIEs and their subsidiaries will not be subject to cybersecurity review or network data security review by the CAC, given that: (i) we, the consolidated VIEs and their subsidiaries possess personal data of fewer than one million individual clients in the business operations as of the date of this prospectus and do not anticipate that we, the consolidated VIEs and their subsidiaries will be collecting over one million users’ personal information in the near future, which we understand might otherwise subject us, the consolidated VIEs and their subsidiaries to the Cybersecurity Review Measures; and (ii) data processed in the business of the consolidated VIEs and their subsidiaries is unlikely to have a bearing on national security and therefore is unlikely to be classified as core or important data by the authorities. There remains uncertainty, however, as to how the Cybersecurity Review Measures and the Security Administration Draft will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures and the Security Administration Draft. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. We cannot guarantee, however, that we, the consolidated VIEs and their subsidiaries will not be subject to cybersecurity review and network data security review in the future. During such reviews, we, the consolidated VIEs and their subsidiaries may be required to suspend our operation or experience other disruptions to our operations. Cybersecurity review and network data security review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources, which could materially and adversely affect the business, financial conditions, and results of operations of us, the consolidated VIEs and their subsidiaries.

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Any failure or perceived failure by us to comply with the Anti-Monopoly Guidelines for Internet Platforms Economy Sector and other PRC anti-monopoly laws and regulations may result in governmental investigations or enforcement actions, litigation or claims against us and could have an adverse effect on our business, financial condition and results of operations.

The PRC anti-monopoly enforcement agencies have strengthened enforcement under the PRC Anti-Monopoly Law in recent years. On December 28, 2018, the State Administration of Industry and Commerce (“SAIC”, currently known as the State Administration for Market Regulations, (“SAMR”)) issued the Notice on Anti-monopoly Enforcement Authorization, pursuant to which its province-level branches are authorized to conduct anti-monopoly enforcement within their respective jurisdictions. On September 11, 2020, the Anti-Monopoly Commission of the State Council issued Anti-monopoly Compliance Guideline for Operators, which requires operators to establish anti-monopoly compliance management systems under the PRC Anti-Monopoly Law to manage anti-monopoly compliance risks. On February 7, 2021, the Anti-Monopoly Commission of the State Council published Anti-Monopoly Guidelines for the Internet Platform Economy Sector that specified circumstances where an activity of an internet platform will be identified as monopolistic act as well as concentration filing procedures for business operators, including those involving variable interest entities. On March 12, 2021, the SAMR published several administrative penalty cases about concentration of business operators that violated PRC Anti-Monopoly Law in the internet sector.

On October 23, 2021, the Standing Committee of the National People’s Congress issued a discussion draft of the amended Anti-Monopoly Law, which proposes to increase the fines for illegal concentration of business operators to “no more than ten percent of its last year’s sales revenue if the concentration of business operator has or may have an effect of excluding or limiting competition; or a fine of up to RMB5 million if the concentration of business operator does not have an effect of excluding or limiting competition.” The draft also proposes for the relevant authority to investigate transaction where there is evidence that the concentration has or may have the effect of eliminating or restricting competition, even if such concentration does not reach the filing threshold. On June 24, 2022, the Standing Committee of the National People’s Congress passed the amended PRC Anti-Monopoly Law, which became effective on August 1, 2022. As a follow-up, in March 2023, the SAMR issued four associated regulatory guidelines, which became effective on April 15, 2023.

We are of the view that we do not hold a dominant market position in the relevant markets and we have not entered into any monopolistic agreement; however, if the PRC regulatory authorities identify any of our activities as monopolistic under the PRC Anti-Monopoly Law or the Anti-Monopoly Guidelines for the Internet Platform Economy Sector, or identify us holding a dominant market position or of abusing such dominant position, we may be subject to other investigations and administrative penalties, such as termination of monopolistic act and confiscation of illegal gains. There are significant uncertainties associated with the evolving legislative activities and varied local implementation practices of anti-monopoly and competition laws and regulations in China, especially with respect to the interpretation and implementation of the amended Anti-Monopoly Law. With the enactment of the amended Anti-Monopoly Law, it will be more difficult to complete the acquisition transaction. It will be costly for us to adjust our business practices in order to comply with these evolving laws, regulations, rules, guidelines and implementations. Any non-compliance or associated inquiries, investigations and other governmental actions may divert significant management time and attention and our financial resources, lead to negative publicity, liabilities or administrative penalties, therefore materially and adversely affect our financial conditions, operations and business prospects. If we are required to take any rectifying or remedial measures or are subject to any penalties, our reputation and business operations may be materially and adversely affected.

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You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management based on foreign laws.

CNET is a company incorporated under the Nevada laws, and we, through Rise King WFOE, the consolidated VIEs and their subsidiaries, conduct substantially all of our operations in PRC and a majority of our assets are located in China. In addition, our senior executive officers reside within China for a significant portion of the time. As a result, it may be difficult for you to effect service of process upon us or those persons inside mainland China in the event that you believe that your rights have been infringed under the securities laws or otherwise. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors as not all of them currently resides in the United States or has substantial assets located in the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

The Public Company Accounting Oversight Board (the “PCAOB”) had historically been unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections over our auditor deprived our investors of the benefits of such inspections.

Our former auditor, the independent registered public accounting firm that issued the audit report in our SEC filings, and our current auditor, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our former and current auditors are located in Hong Kong Special Administrative Region of the PRC (“Hong Kong”), China, a jurisdiction where the PCAOB was unable to conduct inspections and investigations before 2022. As a result, we and investors in our securities were deprived of the benefits of such PCAOB inspections. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in China mainland and Hong Kong in 2022. However, the inability of the PCAOB to conduct inspections of auditors in Hong Kong in the past made it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China mainland and Hong Kong that have been subject to the PCAOB inspections, which could cause investors and potential investors in our securities to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our common stock may be delisted and prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, as amended by the Accelerating Holding Foreign Companies Accountable Act, if the PCAOB is unable to inspect or investigate completely auditors located in China mainland and Hong Kong. The delisting of our common stock or the threat of their being delisted could cause the value of our common stock to significantly decline or be worthless, and thus you could lose all or substantial portion of your investment.

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On December 18, 2020, the Holding Foreign Companies Accountable Act, or the HFCAA, was signed into law that states if the SEC determines that issuers have filed audit reports issued by a registered public accounting firm that has not been subject to PCAOB inspection for three consecutive years beginning in 2021, the SEC shall prohibit its common stock from being traded on a national securities exchange or in the over-the-counter trading market in the U.S. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, to prohibit securities of any registrant from being listed on any of the U.S. securities exchanges or traded over-the-counter if the auditor of the registrant’s financial statements is not subject to PCAOB inspection for two consecutive years, instead of three consecutive years as enacted in the HFCAA. On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements of the HFCAA, pursuant to which the SEC will identify an issuer as a “Commission-Identified Issuer” if the issuer has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely, and will then impose a trading prohibition on an issuer after it is identified as a Commission-Identified Issuer for three consecutive years. On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act was signed into law.

On December 16, 2021, the PCAOB issued a HFCAA Determination Report (the “2021 PCAOB Determinations”) to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in China mainland and Hong Kong because of positions taken by the Chinese authorities, and our former auditor was subject to this determination. On May 13, 2022, the SEC conclusively identified us as a Commission-Identified Issuer under the HFCAA following the filing of our annual report on Form 10-K for the fiscal year ended December 31, 2021.

On August 26, 2022, the PCAOB signed a Statement of Protocol on agreement governing on inspections of audit firms based in mainland China and Hong Kong, with China Securities Regulatory Commission (“CSRC”) and Ministry of Finance (“MOF”) of the PRC, in regarding to governing inspections and investigations of audit firms headquartered in mainland China and Hong Kong (the “ Protocol Agreement”). As stated in the Protocol Agreement, the Chinese authorities committed that the PCAOB has direct access to view complete audit work papers under its inspections or investigations and has sole discretion to the selected audit firms and audit engagements. The Protocol Agreement opens access for the PCAOB to inspect and investigate the registered public accounting firms in mainland China and Hong Kong completely. The PCAOB then thoroughly tested compliance with every aspect of the Agreement necessary to determine complete access. This included sending a team of PCAOB staff to conduct on-site inspections and investigations in Hong Kong over a nine-week period from September to November 2022.

On December 15, 2022, the PCAOB issued its 2022 HFCAA Determination Report to notify the SEC of its determination that the PCAOB was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in China mainland and Hong Kong completely in 2022. The PCAOB Board vacated its 2021 PCAOB Determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in China mainland and Hong Kong. For this reason, we do not expect to be identified as a Commission-Identified Issuer following the filing of our annual report for the fiscal year ended December 31, 2022. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in China mainland and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control.

The PCAOB is continuing to demand complete access in China mainland and Hong Kong moving forward and is already making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB does not have to wait another year to reassess its determinations. Should the PRC authorities obstruct the PCAOB’s access to inspect or investigate completely in any way and at any point, the PCAOB will act immediately to consider the need to issue new determinations consistent with the HFCAA.

We cannot assure you that our auditor will not be determined as a register public accounting firm that the PCAOB is unable to inspect or investigate completely for two consecutive years because of positions taken by the Chinese authorities and/or any other causes in the future. If the PCAOB in the future again determines that it is unable to inspect and investigate completely auditors in China mainland and Hong Kong, we may be identified as a Commission-Identified Issuer accordingly. If this happens, Nasdaq may determine to delist our common stock, and there is no certainty that we will be able to continue listing our common stock on other non-U.S. stock exchanges or that an active market for our common stock will immediately develop outside of the U.S. The prohibiting from trading in the United States or delisting of our common stock or the threat of their being delisted could cause the value of our common stock to significantly decline or be worthless, and thus you could lose all or substantial portion of your investment.

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Our PRC Subsidiaries, consolidated VIEs and their subsidiaries in China are subject to restrictions on making dividends and other payments to us or any other affiliated company.

We are a holding company and may receive dividends paid by our subsidiaries established in China for our cash needs, including the funds necessary to pay dividends and other cash distributions to our shareholders to the extent we choose to do so, to service any debt we may incur and to pay our operating expenses. Rise King WFOE’s income in turn depends on the service and other fees paid by the consolidated VIEs. In addition, CNET, its subsidiaries, the consolidated VIEs and the VIEs’ subsidiaries may also transfer cash to each other as part of the group cash management. If any of our subsidiaries, the consolidated VIEs and VIEs’ subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends or make other payments to us. Current PRC regulations permit our PRC Subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, under the applicable requirements of PRC law, our PRC Subsidiaries, consolidated VIEs and their subsidiaries incorporated as companies may only distribute dividends after they have made allowances to fund certain statutory reserves. These reserves are not distributable as cash dividends.

In addition, under the Enterprise Income Tax Law of the PRC, which became effective on January 1, 2008 and its implementation rules, dividends paid to us by our PRC Subsidiaries are subject to withholding tax. The withholding tax on dividends may be exempted or reduced by the PRC State Council. Currently, the withholding tax rate is 10% unless reduced or exempted by treaty between the PRC and the tax residence of the holder of the PRC Subsidiaries.

Furthermore, if our PRC Subsidiaries, consolidated VIEs and their subsidiaries in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. In addition, the PRC tax authorities may require our PRC Subsidiaries, consolidated VIEs and their subsidiaries to adjust their taxable income under the contractual arrangements we currently have in place in a manner that would restrict our subsidiaries’ ability to pay dividends and make other distributions to us.

In addition, the PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

To date, our PRC Subsidiaries have not paid dividends to us out of their accumulated profits. In the near future, we do not expect to receive dividends from our PRC subsidiaries because the accumulated profits of the PRC Subsidiaries are expected to be used for their own business or expansions.

For the year ended December 31, 2022, the cash flows between CNET, its subsidiaries and the VIEs included (i) one of CNET’s subsidiaries paid US$0.48 million operating expenses in cash on behalf of CNET to the service providers, as a repayment of shareholder loans provided by CNET to this subsidiary in previous years; (ii) our operating subsidiaries transferred US$0.34 million in cash to the consolidated VIEs in form of loans. For the years ended December 31, 2022, no assets other than cash were transferred through our organization. For the years ended December 31, 2022, our VIEs did not paid any service fees to our WFOEs under the Exclusive Business Cooperation Agreements. We do not have an established cash management policy that dictates how funds are transferred between us, our PRC Subsidiaries, consolidated VIEs and their subsidiaries. We do not, at this time, intend to distribute earnings or settle amounts owed under the VIE Agreements.

In the future, cash proceeds raised from overseas financing activities, including the offering of securities under this prospectus and any related prospectus supplement, may be transferred by CNET to our PRC Subsidiaries and other subsidiaries or the consolidated VIEs and their subsidiaries via capital contributions or loans, as the case may be. Amounts owed under the VIE Agreements may be returned by Rise King WFOE or the consolidated VIEs and their subsidiaries through repayment of loans or payment of service fees according to the exclusive technical service and business consulting agreement, subject to satisfaction of applicable government registration and approval requirements. To the extent cash in the business is in the PRC, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of us, our PRC Subsidiaries, or the consolidated VIE by the PRC government to transfer cash.

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Restrictions on currency exchange may limit our ability to receive and use the revenues of the consolidated VIEs and their subsidiaries effectively.

Because substantially most of revenues of the consolidated VIEs and their subsidiaries is denominated in RMB, restrictions on currency exchange may limit our ability to use revenues generated in RMB to fund any business activities we may have outside China or to make dividend payments to our shareholders in U.S. dollars. The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended. Under these rules, RMB is freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loan or investment in securities outside China unless the prior approval of SAFE is obtained. Although the PRC government regulations now allow greater convertibility of RMB for current account transactions, significant restrictions still remain. For example, foreign exchange transactions under our PRC Subsidiaries’ capital accounts, including principal payments in respect of foreign currency-denominated obligations, remain subject to significant foreign exchange controls. These limitations could affect our ability to obtain foreign exchange for capital expenditures. We cannot be certain that the PRC regulatory authorities will not impose more stringent restrictions on the convertibility of RMB, especially with respect to foreign exchange transactions.

The Nasdaq may delist our securities from quotation on its exchange which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our Common Stock is traded on the Nasdaq Stock Market LLC (“Nasdaq”), a national securities exchange. On November 1, 2023, we received a notice in the form of a letter (“Deficiency Letter”) from the Nasdaq Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) stating that we were not in compliance with Nasdaq Listing Rule 5550(a)(2) because the bid price for the Company’s common stock had closed below $1.00 per share for the previous 30 consecutive business days (the “Minimum Bid Price Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been given 180 calendar days, or until April 29, 2024, to regain compliance with the Minimum Bid Price Requirement. If at any time before April 29, 2024, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Staff will provide written confirmation that we have achieved compliance. In the event we do not regain compliance, we may be eligible for additional time. To qualify, we will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of our intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. If we meet these requirements, the Staff will inform us that we have been granted an additional 180 calendar days. However, if it appears to Staff that we will not be able to cure the deficiency, or we are otherwise not eligible, the Staff will provide notice that our securities will be subject to delisting. If we do not regain compliance by April 29, 2024, the Nasdaq Staff will provide written notice to us that our securities are subject to delisting. At that time, we may appeal any such delisting determination to a Nasdaq hearings panel.

We intend to actively monitor the closing bid price for our common stock between now and April 29, 2024 and may, if appropriate, evaluate available options to resolve the deficiency and regain compliance with the Minimum Bid Price Requirement. While we are exercising diligent efforts to maintain the listing of its common stock on Nasdaq, there can be no assurance that we will be able to regain or maintain compliance with Nasdaq listing standards.

There can be no assurance that we will regain compliance or continue being able to comply with Nasdaq’s rule or will otherwise be in compliance with other Nasdaq continued listing criteria. If Nasdaq delists our Common Stock from trading on its exchange, we could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our Common Stock;

•	a limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement, including the documents incorporated by reference herein and therein, may contain forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. All statements other than statements of historical fact in this prospectus are forward-looking statements. These forward-looking statements can be identified by words or phrases such as ‘‘may,’’ ‘‘will,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘estimate,’’ ‘‘plan,’’ ‘‘believe,’’ ‘‘is/are likely to’’ or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

•	Anticipated trends and challenges in the business and markets in which we, our PRC Subsidiaries, consolidated VIE and its subsidiary operate;

•	The ability of us, our PRC Subsidiaries, consolidated VIE and its subsidiary to anticipate market needs or develop new or enhanced services and products to meet those needs;

•	The ability of us, our PRC Subsidiaries, consolidated VIE and its subsidiary to compete in our industry and innovation by our competitors;

•	The ability of us, our PRC Subsidiaries, consolidated VIE and its subsidiary to protect our confidential information and intellectual property rights;

•	The need of us, our PRC Subsidiaries, consolidated VIE and its subsidiary to obtain additional funding and our ability to obtain funding in the future on acceptable terms;

•	The ability of us, PRC Subsidiaries, consolidated VIE and its subsidiary to manage growth; and

•	Economic and business conditions in China.

The forward-looking statements included in or incorporated by reference into this prospectus and any applicable prospectus supplement are subject to known and unknown risks, uncertainties and assumptions about our businesses and business environments. These statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual results of our operations may differ materially from information contained in the forward-looking statements as a result of risk factors, some of which are described under “Risk Factors” in the documents incorporated by reference herein.

The forward-looking statements contained in or incorporated into this prospectus and any applicable prospectus supplement speak only as of the date of hereof or thereof or of such documents incorporated by reference or, if obtained from third-party studies or reports, the date of the corresponding study or report, and are expressly qualified in their entirety by the cautionary statements in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein. Since we operate in an emerging and evolving environment and new risk factors and uncertainties emerge from time to time, you should not rely upon forward-looking statements as predictions of future events. Except as otherwise required by the securities laws of the United States, we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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USE OF PROCEEDS

Except as described in any prospectus supplement and any free writing prospectus in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered under this prospectus to fund the growth of our business, primarily working capital, and for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in technologies, products and/or businesses that we believe will enhance the value of our Company, although we have no current commitments or agreements with respect to any such transactions as of the date of this prospectus. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion in the allocation of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. If a material part of the net proceeds is to be used to repay indebtedness, we will set forth the interest rate and maturity of such indebtedness in a prospectus supplement. Pending use of the net proceeds, we intend to invest the proceeds in investment-grade, interest-bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

Not applicable to smaller reporting companies.

DILUTION

If required, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

The following description of our common stock and preferred stock, together with any additional information we include in any applicable prospectus supplement or any related free writing prospectus, summarizes the material terms and provisions of our common stock and the preferred stock that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our common stock and preferred stock, please refer to our articles of incorporation and our bylaws, as amended, that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any applicable prospectus supplement. The terms of these securities may also be affected by Nevada law. The summary below and that contained in any applicable prospectus supplement or any related free writing prospectus are qualified in their entirety by reference to our articles of incorporation and bylaws, as in effect at the time of any offering of securities under this prospectus. For information on how to obtain copies of our articles of incorporation and bylaws, see “Where You Can Find More Information.”

Common Stock

We have 50,000,000 authorized shares of common stock, $.001 par value per share, of which 7,204,506 shares of common stock are issued and outstanding as of the date of this prospectus. Each holder of shares of common stock is entitled to one vote per share at stockholders’ meetings. Our articles of incorporation do not provide for cumulative voting for the election of directors. Holders of shares of common stock are entitled to receive, pro rata, such dividends as may be declared by the board of directors out of funds legally available therefor, and are also entitled to share, pro rata, in any other distributions to the stockholders. Upon any liquidation, dissolution or winding-up, holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of shares of common stock do not have any preemptive rights or other rights to subscribe for additional shares. The outstanding shares of common stock are paid for, fully paid and non-assessable.

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Securities Exchange Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “CNET.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Empire Stock Transfer.

Preferred Stock

As of the date of this prospectus, our articles of incorporation, as amended, authorize us to issue 20,000,000 shares of preferred stock, par value $0.001 per share, none of which is currently designated or outstanding. Pursuant to our articles of incorporation, as amended, our board of directors has the authority to provide for the issuance, in one or more series, of our authorized preferred stock and to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of our preferred stock. The rights, privileges, preferences and restrictions of any such series of our preferred stock may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of preferred stock or common stock. The issuance of preferred stock may have the effect of decreasing the market price of our common stock and may adversely affect the voting power of holders of our common stock and reduce the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation.

The particular terms of each class or series of preferred stock that we may offer under this prospectus, including redemption privileges, liquidation preferences, voting rights, dividend rights and/or conversion rights, will be more fully described in the applicable prospectus supplement relating to the preferred stock offered thereby. The rights, preferences, privileges and restrictions of any series of preferred stock that we may offer under this prospectus will be set forth in the particular articles supplementary that we would file with the State of Nevada. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report we file with the SEC, the form of any articles supplementary that describe the terms of the series of preferred stock we may offer before the issuance of the related series of preferred stock. The applicable prospectus supplement will specify the terms of the series of preferred stock we may offer, including, but not limited to:

•	the distinctive designation and the maximum number of shares in the series;

•	the number of shares we are offering and purchase price per share;

•	the liquidation preference, if any;

•	the terms on which dividends, if any, will be paid;

•	the voting rights, if any, of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

•	the terms on which the shares may be redeemed, if at all;

•	any listing of the preferred stock on any securities exchange or market;

•	a discussion of any material United States federal income tax considerations applicable to the preferred stock; and

•	any or all other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of the series.

The description of preferred stock above and the description of the terms of a particular series of preferred stock in any applicable prospectus supplement are not complete. You should refer to the applicable articles supplementary for complete information.

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DESCRIPTION OF WARRANTS

General

We may issue warrants for the purchase of common stock or preferred stock. Warrants may be offered independently or together with common stock or preferred stock offered by any prospectus supplement and may be attached to or separate from those securities. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe in particular the terms of any series of warrants that we may offer in more detail in the applicable prospectus supplement and any applicable free writing prospectus. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of warrant and/or warrant agreement, which may include a form of warrant certificate, as applicable, that describes the terms of the particular series of warrants we may offer before the issuance of the related series of warrants. We may issue the warrants under a warrant agreement that we will enter into with a warrant agent to be selected by us. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. The following summary of material provisions of the warrants and warrant agreements is subject to, and qualified in its entirety by reference to, all the provisions of the form of warrant and/or warrant agreement and warrant certificate applicable to a particular series of warrants. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the price at which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

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•	information with respect to book-entry procedures, if any;

•	the terms of any rights to redeem or call the warrants;

•	United States federal income tax consequences of holding or exercising the warrants, if material; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

Each warrant will entitle its holder to purchase the number of shares of common stock or preferred stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Unless we otherwise specify in the applicable prospectus supplement, warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

We will specify the place or places where, and the manner in which, warrants may be exercised in the form of warrant, warrant agreement or warrant certificate and applicable prospectus supplement. Upon receipt of payment and the warrant or warrant certificate, as applicable, properly completed and duly executed at the corporate trust office of the warrant agent, if any, or any other office, including ours, indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the securities purchasable upon such exercise. If less than all of the warrants (or the warrants represented by such warrant certificate) are exercised, a new warrant or a new warrant certificate, as applicable, will be issued for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Prior to the exercise of any warrants to purchase common stock or preferred stock, holders of the warrants will not have any of the rights of holders of the common stock or preferred stock purchasable upon exercise, including the right to vote or to receive any payments of dividends or payments upon our liquidation, dissolution or winding up on the common stock or preferred stock purchasable upon exercise, if any.

Outstanding Warrants

As of the date of this prospectus, there were 521,200 warrants to purchase shares of our common stock issued and outstanding with an exercise price of $17.95 per share; 72,968 warrants to purchase shares of our common stock issued and outstanding with an exercise price of $22.4375 per share; and 406,175 warrants to purchase shares of our common stock issued and outstanding with an exercise price of $10.15 per share.

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DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement and any related free writing prospectus. The terms of any units offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file as an exhibit to the registration statement of which this prospectus is a part, the form of unit agreement that describes the terms of the series of units we may offer under this prospectus, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units comprised of shares of common stock or preferred stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including, but not limited to:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock and Preferred Stock” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

We may enter into unit agreements with a unit agent. Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

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PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	through brokers or dealers;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	directly by us to purchasers, including through a specific bidding, auction or other process; or

•	through a combination of any of these methods of sale.

The applicable prospectus supplement will contain the terms of the transaction, the name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any such agent will use its commercially reasonable efforts to solicit purchases for the period of its appointment or to sell securities on a continuing basis. Agents may receive compensation in the form of commissions, discounts or concessions from us. Agents may also receive compensation from the purchasers of the securities for whom they sell as principals. Each particular agent will receive compensation in amounts negotiated in connection with the sale, which might be in excess of customary commissions. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold. Accordingly, any commission, discount or concession received by them and any profit on the resale of the securities purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. We have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. As of the date of this prospectus, there are no special selling arrangements between any broker-dealer or other person and us. No period of time has been fixed within which the securities will be offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if they purchase any of them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in cross trades, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

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Offers to purchase securities may be solicited directly by us, and the sale thereof may be made by us, directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving shares and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Any securities offered other than common stock will be a new issue and, other than the common stock, which is listed on The Nasdaq Capital Market, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on The Nasdaq Capital Market, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement.

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LEGAL MATTERS

The validity of the warrants and units and legal matters as to United States and New York law has been passed upon for us by Loeb & Loeb LLP. Certain legal matters with respect to the validity of the common stock and preferred stock and legal matters as to Nevada law has been passed upon for us by Sherman & Howard L.L.C.

EXPERTS

The audited consolidated financial statements as of December 31, 2022, and for each of the years in the two-year period ended December 31, 2022 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of Centurion ZD CPA & Co., an independent registered public accounting firm, for the year ended December 31, 2022 and 2021 given on the authority of such firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act (File No. 001-34647):

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on April 17, 2023;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, filed with the SEC on November 20, 2023;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, filed with the SEC on August 21, 2023;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on May 22, 2023;

•	the definitive proxy statement on Schedule 14A filed on September 18, 2023;

•	the Company’s Current Report on Form 8-K, filed with the SEC on January 17, 2023;

•	the Company’s Current Report on Form 8-K, filed with the SEC on January 20, 2023;

•	the Company’s Current Report on Form 8-K, filed with the SEC on February 16, 2023;

•	the Company’s Current Report on Form 8-K, filed with the SEC on May 8, 2023;

•	the Company’s Current Report on Form 8-K, filed with the SEC on July 26, 2023;

•	the Company’s Current Report on Form 8-K, filed with the SEC on October 19, 2023;

•	the Company’s Current Report on Form 8-K, filed with the SEC on November 2, 2023;

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•	the Company’s SEC Specialized Disclosure on Form SPDSCL-HFCAA-GOV, as amended, filed with the SEC on August 24, 2023 and September 21, 2023; and

•	the Company’s Registration Statement on Form 8-A (Registration No. 001-34647) filed with the SEC on September 13, 2010, pursuant to Section 12 of the Securities Exchange Act of 1934, together with any amendments or reports filed for the purpose of updating such description.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K, or portions thereof, furnished under Item 2.02 or 7.01 of Form 8-K) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any Current Report on Form 8-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

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WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the information reporting requirements of the Exchange Act, and, in accordance with these requirements, we file annual, quarterly and current reports, proxy statements, and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. You may inspect, read and copy the reports and other information we file with the SEC at the aforesaid SEC’s website.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon oral or written request, free of charge. Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o ZW Data Action Technologies Inc., at the Company’s office located at Room 1811, Xinghuo Keji Plaza, No. 2 Fufeng Road, Fengtai District, Beijing, PRC . Our telephone number at this address is (86 10) 60846616 and our fax number is (86 10) 88857816. For more information, see our corporate website at www.zdat.com.

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ZW DATA ACTION TECHNOLOGIES Inc.

$75,000,000

Common Stock
Preferred Stock
Warrants
Units

PROSPECTUS

, 2024

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in or incorporated by reference into this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts other than the registration fee are estimated):

Amount to be Paid
Registration fee – Securities and Exchange Commission		$11,070
Accountants’ fees and expenses		**
Legal fees and expenses		**
Stock exchange listing fees		**
Printing expenses		**
Miscellaneous		**
Total	$	**

**	These fees and expenses are calculated based on the securities offered and the number of issuances and, accordingly, cannot be estimated at this time. They will be provided as applicable by amendment or in a filing with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended, and incorporated herein by reference or reflected in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (“NRS”) and our articles of incorporation and bylaws.

Under the NRS, officer and director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation. The NRS provides that an officer or director will not be liable for acts or omissions unless it is proven that the officer’s or director’s acts or omissions constitute a breach of fiduciary duties and such breach involved intentional misconduct, fraud, or a knowing violation of law. Our articles of incorporation provide that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that the director’s liability shall not be eliminated or limited for (i) breach of any duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived an improper personal benefit, or (iv) an act or omission occurring before the person was a director of the Company.

Our articles of incorporation and bylaws provide that we will indemnify our directors, officers, employees, and agents, to the fullest extent to the extent required by the NRS, and our bylaws provide that we shall indemnify such individuals to the extent permitted by the NRS. Our bylaws also provide that we may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the NRS.

The NRS permits us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or on behalf of the Company, by reason of the fact that such person is or was a director, officer, employee, or agent of the Company, or is or was servicing at the request of the Company as a director, officer, employee, or agent of another entity, against expenses, including attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of such action, suit, or proceeding if such person has exercised his powers in good faith and with a view to the interests of the Company; or acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

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Indemnification under the NRS may not be made for any claim, issue, or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The NRS also provides that to the extent that a director, officer, employee, or agent of the Company has been successful on the merits or otherwise in defense of any action, suit, or proceeding for which the Company is permitted to provide indemnification, or in defense of any claim, issue, or matter therein, the Company is required to indemnify such person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Our articles of incorporation and the NRS require the Company to advance expenses of an officer or director as incurred in defending a civil or criminal action, suit, or proceeding upon receipt of an undertaking from the officer or director to repay the amounts advanced if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to such indemnification.

Item 16. Exhibits

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17. Undertakings

(a)            The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                 To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).

(2)              That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)                That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                 Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                 Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)                That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on January 9, 2024.

ZW DATA ACTION TECHNOLOGIES INC.

By:	/s/ Handong Cheng
Name: Handong Cheng
Title: Chairman, Chief Executive Officer, Acting
Chief Financial Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Handong Cheng his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons and in the capacities and on the dates indicated.

Date: January 9, 2024	/s/ Handong Cheng
Handong Cheng
Chairman, Chief Executive Officer and President
(Principal Executive Officer)

Date: January 9, 2024	/s/ Handong Cheng
Handong Cheng
Acting Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: January 9, 2024	/s/ Pau Chung Ho
Pau Chung Ho
Director

Date: January 9, 2024	/s/ Chang Qiu
Chang Qiu
Director

Date: January 9, 2024	/s/ Zhiqing Chen
Zhiqing Chen
Director

Date: January 9, 2024	/s/ George Kai Chu
George Kai Chu
Director

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EXHIBIT INDEX

Exhibit Number	Title
1.1*	Form of Underwriting Agreement

4.1*	Form of Common Stock Certificate

4.2*	Form of Preferred Stock Certificate

4.3*	Certificate of designation for preferred stock

4.4*	Form of Warrant Agreement and Warrant Certificate, if any

4.5*	Form of Unit Agreement and Unit Certificate, if any

5.1**	Opinion of Loeb & Loeb LLP as to the legality of certain securities being registered

5.2**	Opinion of Sherman & Howard L.L.C.

23.1**	Consent of Centurion ZD CPA & Co.

23.2**	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)

23.3**	Consent of Sherman & Howard L.L.C. (included in Exhibit 5.2)

24.1**	Power of Attorney (included on signature pages to the registration statement).

107**	Filing Fees Table

*	To the extent applicable, to be filed by a post-effective amendment or as an exhibit to a document filed under the Securities Exchange Act, as amended, and incorporated by reference herein.

**	Filed herewith.